EXHIBIT 4.3

Execution version

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7 February 2018

YANDEX N.V.

and

UBER INTERNATIONAL C.V.

and

STICHTING MLU EQUITY INCENTIVE

and

MLU B.V.

SHAREHOLDERS' AGREEMENT IN RELATION TO MLU B.V.

Herbert Smith Freehills LLP

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

TABLE OF CONTENTS

Clause	Headings	Page
1.	DEFINITIONS AND INTERPRETATION	5
2.	BUSINESS AND OBJECTIVES	17
3.	NEW TERRITORIES AND COMPETING OPERATIONS	18
4.	MANAGEMENT AND GOVERNANCE OF THE GROUP	22
5.	THE MANAGEMENT BOARD	24
6.	THE SUPERVISORY BOARD	25
7.	MEETINGS OF THE SUPERVISORY BOARD	27
8.	INDEMNIFICATION OF MANAGING DIRECTORS AND SUPERVISORY DIRECTORS, INSURANCE AND ADVANCEMENT OF EXPENSES	30
9.	DECISIONS OF SHAREHOLDERS OF THE COMPANY	31
10.	CORPORATE GOVERNANCE OF SUBSIDIARIES	32
11.	RESERVED MATTERS	33
12.	FINANCIAL MATTERS AND INFORMATION	35
13.	BUDGETS	39
14.	BRANDING	39
15.	CONTINUING OBLIGATIONS	39
16.	DIVIDENDS	41
17.	FURTHER FINANCING	41
18.	ISSUES OF NEW SECURITIES	41
19.	TRANSFERS OF SHARES	43
20.	RIGHT OF FIRST REFUSAL	46
21.	TAG ALONG RIGHTS	47
22.	LIQUIDITY EVENT	47
23.	QUALIFIED IPO	48
24.	DRAG SALE	51
25.	DEFAULT	52
26.	COMPLIANCE BREACH	53
27.	NOTICES	55
28.	TERM	56
29.	ANNOUNCEMENTS AND CONFIDENTIALITY	56
30.	MISCELLANEOUS	58
31.	GOVERNING LAW AND DISPUTE RESOLUTION	61
32.	PROCESS AGENT	63
SCHEDULE 1 DEED OF ADHERENCE		1
SCHEDULE 2 RESERVED MATTERS		2
SCHEDULE 3 TRANSFER TERMS		6
SCHEDULE 4 REGISTRATION RIGHTS		9
1.	DEFINITIONS	9
2.	REGISTRATION RIGHTS	9
SCHEDULE 5 PARTY WARRANTIES		17

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SCHEDULE 6 ANTI-CORRUPTION COMPLIANCE PROGRAMME	19
SCHEDULE 7 TAX COVENANTS	20
SCHEDULE 8 BUDGET	29
SCHEDULE 9 INITIAL PROPORTION	31

Execution version

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THIS AGREEMENT (this "Agreement") is made as a DEED on 7 February 2018:

BETWEEN:

(1)        YANDEX N.V., a limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands, registered with the trade register of the Chamber of Commerce under number 27265167 ("Yandex");

(2)        UBER INTERNATIONAL C.V., a limited partnership (commanditaire vennootschap) formed under the laws of the Netherlands, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, registered with the trade register of the Chamber of Commerce under number 58046143 ("Uber");

(3)        STICHTING MLU EQUITY INCENTIVE, a foundation (stichting) incorporated under the laws of the Netherlands, having its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands, registered with the trade register of the Chamber of Commerce under number 70818614 (the "Foundation"); and

(4)        MLU B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid ) incorporated under the laws of the Netherlands, having its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands, registered with the trade register of the Chamber of Commerce under number 69160899 (the "Company"),

(each a "Party" and together the "Parties").

RECITALS:

(Capitalised terms used in these Recitals that are not set out above are defined in Clause 1.1 below).

(A)        On 13 July 2017, the Company, Yandex,  Uber and Stichting Yandex Equity Incentive, a foundation (stichting) formed under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 57035504 (the "Yandex Foundation") entered into the Contribution Agreement pursuant to which Yandex, the Yandex Foundation and Uber agreed to contribute to the Company certain of their respective right, title and interests to the Business in the Territories, in each case as set forth in the Contribution Agreement.

(B)        Upon Completion, Yandex shall transfer to Uber ** B Shares in exchange for ** shares of Class A Common Stock in Uber Technologies, Inc. in accordance with the Exchange Agreement (the "Secondary Sale").

(C)        Immediately following Completion and the consummation of the Secondary Sale, Yandex Foundation will transfer all its Shares in the capital of the Company to the Foundation, following which Yandex Foundation shall immediately cease to be a Shareholder of the Company and the Company will issue ** new A Shares to the Foundation (the "Roll-Over"). The Parties acknowledge and agree that Yandex Foundation shall be exempted from the quality requirement for holding Shares, as included in the Articles. The Company hereby confirms that the Yandex Foundation is exempted from the quality requirement in accordance with article 33 of the Articles.

(D)        Immediately following Completion and the consummation of the Secondary Sale and the Roll-Over, the issued share capital of the Company will be USD 2,254,667, divided into ** A Shares with a nominal value of USD 0.10 each and ** B Shares with a nominal value of USD 0.10 each, and the entire issued share capital will be held as follows:

(i)           Yandex shall hold ** B Shares, representing ** of the issued share capital of the Company;

(ii)          Uber shall hold ** B Shares, representing ** of the issued share capital of the Company; and

(iii)         the Foundation shall hold ** A Shares, representing ** of the issued share capital of the Company.

(E)        It is intended that the Group shall carry on the Business.

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(F)        The Parties acknowledge that the Foundation is a Party to this Agreement solely for the purposes of Clauses 5.3  (Appointment and removal of Managing Directors), 6.6  (Appointment and removal of Supervisory Directors), 9  (Decisions of Shareholders of the Company), 11  (Reserved Matters), 19  (Transfers of Shares), 27  (Notices), 28  (Term), 28  (Announcement and Confidentiality), 29  (Miscellaneous), 31 (Governing Law and Dispute Resolution) and 32  (Process Agent).

(G)        The Parties have agreed to make provision for the management and administration of the affairs of the Group on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.          DEFINITIONS AND INTERPRETATION

Definitions

1.1        In this Agreement, the following words and expressions shall have the following meanings:

"Acceptance Period" has the meaning given in Clause 18.3.3;

"Affiliate" means in relation to any person, any other person directly or indirectly Controlled by, or Controlling of, or under common Control with, that person provided that, for the purposes of this Agreement, neither the Company nor any Group Company is to be regarded as an Affiliate of a Shareholder;

"Anti-Dilution Shares" has the meaning given in Clause 18.11;

"Applicable Law" means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any competent Governmental Authority and all codes of practice having force of law, statutory guidance and policy notes, in each case to the extent applicable to the Parties or any of them, any Group Company, or as the context requires;

"Applicable Tax Legislation" means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction related to Tax, in each case to the extent applicable to the Parties or any of them, any Group Company, or as the context requires;

"Approved Auditor" means, subject to conflicts, any one of EY, PricewaterhouseCoopers, KPMG, Deloitte or such other reputable international audit firm as agreed by the Shareholders from time to time;

"Articles" means the articles of association of the Company as amended from time to time;

"A Shares" means the A ordinary shares of USD 0.10 each in the capital of the Company, each carrying one (1) vote per share;

"B Shares" means the B ordinary shares of USD 0.10 each in the capital of the Company, each carrying ten (10) votes per share;

"Breach Notice" has the meaning given in Clause 26.1;

"Budget" means with respect to the 2018 financial year and each subsequent financial year, the budget of the Group for the particular financial year (in a format approved from time to time by the Supervisory Board), including monthly estimates of profit and loss, cashflow and balance sheet statements and key performance indicators, in each case for the financial year to which the budget relates, and also including projections for the next two financial years) as approved in accordance with this Agreement (including Schedule 8  (Budget)), in each case as the same may be amended from time to time in accordance with this Agreement;

"Business" means the business of facilitating, through a technology application, each of the following: ridesharing, food delivery, and logistics (using the core technology application) and all ancillary and related activity thereto (using the core technology application);

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

"Business Day" means a day (not being a Saturday or Sunday) on which banks are open for general banking business in Moscow (Russian Federation), Amsterdam (Netherlands) and San Francisco (United States);

"Buyer" means the purchaser of any Shares in accordance with the terms of this Agreement;

"CEO" has the meaning given in Clause 5.2;

"CFO" has the meaning given in Clause 4.1.3

"COO" has the meaning given in Clause 4.1.4;

"CTO" has the meaning given in Clause 4.1.5;

"Charter", means in relation to a Group Company, its charter, articles of association or similar constitutional document as amended from time to time (including, for the avoidance of doubt, the Articles);

"Clause" means a clause of this Agreement;

"Company Prepared Returns" has the meaning given in Clause 24.1;

"Completion" has the meaning given in the Contribution Agreement;

"Completion Date" has the meaning given in the Contribution Agreement;

"Compliance Breach" has the meaning given in Clause 26.1;

"Confidential Information" means the existence and contents of this Agreement and the other Transaction Agreements, the arrangements contemplated by this Agreement and the other Transaction Agreements, the identity of the Shareholders, any information of a confidential nature which may become known to a Party from any of the other Parties as a result of negotiating, entering into or performing its obligations pursuant to this Agreement or any other Transaction Agreement, information of whatever nature concerning the Business and the Group Companies (including information provided to a Shareholder by the Observer it appointed), and any information of a confidential nature which is expressly indicated by a Party to be confidential in relation to a Party or any of its Affiliates or subsidiary undertakings or parent undertakings;

"Conflict of Interest" means a direct or indirect personal conflict of interest within the meaning of article 2:239 paragraph 6 or 2:250 paragraph 5 Dutch Civil Code as the case may be;

"Contribution Agreement" means the agreement for the contribution by Yandex and Uber to the Company of certain of their respective right, title and interests to the Business in the Territories entered into between the Company, Yandex,  Uber and Yandex Foundation on 13 July 2017, as the same may be amended or otherwise modified from time to time in accordance with its terms;

"Control" of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the voting of more than ** of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of board of directors of such person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

"Corrupt Act" means, either in private business dealings or in dealings with the public or government sector, directly or indirectly giving, making, offering, receiving or agreeing to make (either individually or in agreement with others) any payment, gift or other advantage which (i) would violate any Corruption Laws; or (ii) is made to or for a Public Official or other person with the intention of influencing them and improperly obtaining or retaining an advantage in the conduct of business. The Parties acknowledge that this Agreement is not intended to prohibit lawful and good faith, reasonable and proportionate hospitality, promotional and other business expenditure;

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

"Corruption Laws" means all Applicable Laws in connection with bribery and corruption, including:

(a)           legislation in applicable jurisdictions implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December, 1997, which entered into force on 15 February, 1999, and the Convention's Commentaries;

(b)           the United States Foreign Corrupt Practices Act of 1977, as amended;

(c)           the United Kingdom Bribery Act 2010; and

(d)           the Russian Federal Law On Combatting Corruption No. 273-FZ dated 25 December 2008 (in Russian, Федеральный закон от 25.12.2008 N 273-ФЗ "О противодействии коррупции") and the Russian Federal Law On Combatting Legalisation (Laundering) of Proceeds from Crime and Financing of Terrorism No. 115-FZ dated 7 August 2001 (in Russian, Федеральный закон от 07.08.2001 N 115-ФЗ "О противодействии легализации (отмыванию) доходов, полученных преступным путем, и финансированию терроризма");

"Deed of Adherence" means a deed in the form set out in Schedule 1;

"Deed of Covenant" means the deed of covenant between the Company, Yandex and Uber dated on or about the date hereof;

"Default Notice" has the meaning given in Clause 25.3;

"Defaulting Shareholder" has the meaning given in Clause 25.3;

"Dispute" has the meaning given in Clause 31.2;

"Drag Along Notice" has the meaning given in Clause 24.1;

"Drag Sale" has the meaning given in Clause 24.4;

"Dutch Director" has the meaning given in Clause 5.2;

"Encumbrance" means any option, charge (fixed or floating), mortgage, lien, pledge, equity, right to acquire, right of pre-emption, right of first refusal, title retention or any other security interest of any kind or any agreement to create any of the foregoing, or any other third party interest, equity, or right except for encumbrances that occur under this Agreement or the Articles;

"Entry Price" means the price per B Share (in USD) on the Completion Date based on the RUB to USD exchange rate set by the Central Bank of Russia on the Completion Date;

"Equity Incentive Plan" means the employee equity incentive plan adopted by the Company from time to time;

"Equity Incentive Pool" means ** A Shares (excluding A Shares underlying equity incentive awards that are fully vested on the date hereof);

"Equity Proportions" means the respective proportions in which the Shares are held from time to time by each of the Shareholders, save that if the expression "Equity Proportions" is used in the context of some (but not all) of the Shareholders, it shall mean the respective proportions in which Shares are held by each of those particular Shareholders;

"Escalation Matter" has the meaning given in Clause 11.4;

"Event of Default" has the meaning given in Clause 25.1;

"Event of Default Remedy Notice" has the meaning given in Clause 25.5;

"Excess New Securities" has the meaning given in Clause 18.6;

"Exchange Agreement" has the meaning given in the Contribution Agreement;

"Excluded Territories" means either or both of the Yandex Excluded Territories and/or the Uber Excluded Territories, as the context requires, and "Excluded Territory" shall mean any of them, as the context requires;

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

"Excluded Territories Subsidiaries" has the meaning given in 3.8 and shall include the Yandex Excluded Territories Subsidiaries and the Uber Excluded Territories Subsidiaries;

"Exit Offer" has the meaning given in Clause 24.1;

"FAS" means the Federal Antimonopoly Service of the Russian Federation;

"Governmental Authority" means any government or state and any ministry, department or political subdivision thereof, and any person exercising executive, judicial, regulatory or administrative functions of, or pertaining to, government (including any independent regulator) or any other governmental entity, instrumentality, agency, authority, corporation, committee or commission under the direct or indirect control of a government, and for the avoidance of doubt includes any court or competent authority or tribunal;

"Group" means the Company and the Subsidiaries of the Company from time to time, and "Group Company" means any of them;

"Initial Proportion" means the number of B Shares held by each of Yandex and Uber as of immediately following the consummation of the Secondary Sale, which number of B Shares are set forth opposite each of Yandex and Uber in Schedule 9; provided, that notwithstanding anything herein to the contrary, for the purposes of determining at any given time whether Yandex or Uber, as the case may be, hold a certain percentage of their respective Initial Proportion, any B Shares held at such time by a Permitted Affiliate of such Shareholder shall be treated as if it were held by such Shareholder;

"Initial Territories" means Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russian Federation, Tajikistan, Turkmenistan and Uzbekistan;

"Insolvency Event" means a person or any person having Control of a person:

(a)           being deemed to be insolvent or bankrupt under Applicable Law;

(b)           being unable, or admitting its inability, to pay its debts as they fall due (and for the purposes of this paragraph, it is unable to pay its debts if one of the circumstances set out in section 123(1)(a), (b) (disregarding for these purposes the restriction to England and Wales) or (e) of the Insolvency Act 1986 or any other Applicable Law);

(c)           making a composition or arrangement with its creditors or putting a proposal to its creditors for a voluntary arrangement for a composition of its debts or a scheme of arrangement (other than for the purposes of a bona fide reconstruction or amalgamation);

(d)           passing a resolution putting itself into voluntary liquidation (other than for the purposes of a bona fide amalgamation or reconstruction);

(e)           suffering the appointment of a provisional liquidator, a receiver, a manager or an administrative receiver; or

(f)            being subject to any other corporate action, legal proceedings or other formal procedure or step taken for any form of liquidation (other than a voluntary solvent liquidation for the purposes of a bona fide amalgamation or reconstruction), dissolution, receivership, administrative receivership, administration, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by the court or by persons appointed by the court (or any equivalent or similar procedure under the Applicable Law of any jurisdiction in which the relevant person is incorporated, registered, domiciled or resident or carries on business or has assets);

"Intellectual Property" means (i) copyright, patents, database rights, trademarks, logos, domain names, and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other equivalent or similar forms of intellectual property rights or protection existing anywhere in the world;

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

"Key Terms" means: (i) the number of Shares to be transferred; (ii) the agreed aggregate consideration for the proposed transfer, and the consideration per Share; and (iii) all other material terms and conditions of the proposed transfer;

"Listed" means admitted for unrestricted trading on a recognised investment exchange of international standing.

"Liquidity Event" means:

(a)           a Strategic Sale; or

(b)           a Qualified IPO;

"Lock-up Period" means the period commencing on the Completion Date and ending on **;

"Management Board" means the Company's management board (bestuur) as constituted from time to time;

"Management Representative" in the context of an Escalation Matter, has the meaning given in Clause 11.6.1;

"Managing Director" has the meaning given in Clause 5.2;

"Yandex" means Yandex and, in case of a transfer to a Permitted Affiliate pursuant to Clause 19.4, shall include that Permitted Affiliate;

"Yandex Contribution" has the meaning given in the Contribution Agreement;

"Yandex Excluded Territory" has the meaning given in Clause 3.5, and a reference to the "Yandex Excluded Territories" shall mean all of them;

"Yandex Excluded Territory Committee" has the meaning given in Clause 3.7.2;

"Yandex Excluded Territories Subsidiary" has the meaning given in 3.8.2;

"Yandex Foundation" has the meaning given in Recital (A);

"Yandex Supervisory Director" has the meaning given in Clause 6.2.1;

"Yandex Trademark Licensing Agreement" means the trademark license agreement between the Yandex and the Company dated on or about the date the hereof;

"Marketable Securities" means the Listed marketable equity securities and depositary receipts of a Listed company, with an aggregate public float value immediately prior to the relevant Transfer of no less than USD 10 billion;

"New Securities" has the meaning given in Clause 18.1;

"New Territory" and "New Territories" has the meaning given in Clause 3.1;

"Nominee Supervisory Directors" and "Nominee Supervisory Director" has the meaning given in Clause 6.2.2;

"Non-Cash Consideration" means the monetary value of the Marketable Securities calculated by reference to the VWAP of the middle market quotations for such Marketable Securities as shown by the relevant stock exchange or listing authority for each of the ** on the relevant stock exchange or listing authority immediately preceding the relevant Transfer, multiplied by the number of Marketable Securities the subject of the relevant Transfer;

"Non-Defaulting Shareholder" has the meaning given in Clause 25.3;

"Non-Restricted Information" has the meaning given in Clause 3.13;

"Notice of Intention" has the meaning given in Clause 3.1;

"Observer" has the meaning given in Clause 7.19;

"Offer" has the meaning given in Clause 20.1;

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

"Operating Yandex Subsidiaries" means:

(a)           Yandex.Taxi Kazakhstan LLC, a private company registered under the law of the Republic of Kazakhstan (registered with the Justice Division of Almaninskiy district of Almaty Justice Department, business identification number 161240022428); and

(b)           Yandex.Taxi AM LLC, a limited liability company registered under the laws of Armenia (registration number 286.110.954365) and whose registered office is at Armenia, Yerevan, Khorenarsy str. 28, 0018;

"Operating Subsidiaries" means the Operating Uber Subsidiaries and the Operating Yandex Subsidiaries;

"Operating Uber Subsidiaries" means:

(a)           Uber Kazakhstan LLP a limited liability partnership organised and existing under laws of Kazakhstan (company number 160540014930) and whose registered office is at Block B, 101 Tole Bi Street, Almalinsky District, 050012 Almaty City, Kazakhstan;

(b)           Uber Systems Bel LLC  a limited liability company organised and existing under the laws of Belarus (company number 192518372) and whose registered office is at Surganova str., 29, premise 1, room 26, 220012, Minsk, Belarus; and

(c)           Uber Azerbaijan LLC a limited liability company organised and existing under the laws of Azerbaijan (company number 2003320301) and whose registered office is at Xocali avenue, 55, AZ1025, Baku, Azerbaijan;

"Other Shareholder(s)" means either of Yandex (and/or its Permitted Affiliates) or Uber (and/or its Permitted Affiliates), being the Shareholder (excluding, for the avoidance of doubt, the Foundation) that is not a Selling Shareholder for the purposes of Clause 20  (Right of First Refusal) and Clause 21  (Tag Along Rights);

"Participating Shareholder" has the meaning given in Clause 21.2;

"Party Warranties" means the warranties set out at Schedule 5  (Party Warranties);

"People's Republic of China" means the sovereign state of the People's Republic of China excluding the Special Administrative Regions of Hong Kong and Macau, and Taiwan;

"Permitted Affiliate" means:

(a)           in respect of Yandex, any Affiliate of Yandex;

(b)           in respect of Uber, any Affiliate of Uber;

(c)           in respect of any other Shareholder, any wholly-owned and Controlled corporate Affiliate of such Shareholder,

and in each case which is not a Prohibited Purchaser;

"Prescribed Price" has the meaning given in Clause 23.5.2;

"Prescribed Terms" has the meaning given in Clause 23.5.2;

"Pro-rata Offer" has the meaning given in Clause 18.2;

"Pro-rata Entitlement" has the meaning given in Clause 18.3.2;

"Proceeding" means any action, suit, claim (including a claim for refund or credit with respect to an overpayment of Tax), demand, complaint, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, application, audit, examination, investigation or enquiry, whether formal or informal, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

"Prohibited Purchaser" means any person who (i) is, or has an Affiliate that is, a Restricted Party; or (ii) would in the circumstances cause the Company or an Affiliate or subsidiary undertaking of the Company to become a target of Sanctions;

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

"Prohibited Transferee" means such persons as the Shareholders may agree from time to time;

"Public Official" means any person (whether appointed or elected) holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise (including any officer or employee of a state-owned or state-operated entity) or a public international organisation any political party or official thereof, or any candidate for political office;

"Qualified IPO" means:

(a)           the closing of the offer and sale of shares or securities representing shares  in the Company in a firm commitment underwritten offering to the public;

(b)           the listing and trading of such shares and securities on the New York Stock Exchange, the NASDAQ Stock Market, the London Stock Exchange (or any other international securities exchange of recognised international standing with the mutual consent of Yandex and Uber);

(c)           results in aggregate primary and/or secondary cash proceeds of not less than ** (net of underwriting discounts and commissions); and

(d)           in which the per share price is at least **  (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalisation with respect to the Shares);

"Qualified IPO Notice" has the meaning given in Clause 21.2;

"Qualifying Issue" has the meaning given in Clause 18.11.

"Regulatory Approvals" means in relation to any matter, any necessary approvals required in any jurisdiction by any Governmental Authority in order for the matter to be implemented or completed (including any necessary FAS approvals);

"Related Agreement" means each Transaction Agreement other than this Agreement;

"Related Party" means, save as expressly contemplated by the Transaction Agreements, a Shareholder or any Affiliate of a Shareholder, any subsidiary undertaking or parent undertaking of a Shareholder, any other subsidiary undertaking of such a parent undertaking or any of their respective directors, officers or senior management, provided that for the purposes of this Agreement no Group Company is to be regarded as a Related Party of a Shareholder;

"Related Party Contract" means any contract, arrangement or transaction (i) between, on the one hand, a Group Company and, on the other hand, a Related Party; or (ii) pursuant to which a Group Company has third party rights against a Related Party;

"Relevant Financing" means any equity financing transaction by the Company, the sole purpose of which is the financing of the governance and operation (or proposed operation) of the Business of the Company in any New Territory;

"Reserved Matters" has the meaning given in Clause 11.1;

"Restricted Entity" means such persons as the Shareholders may agree from time to time;

"Restricted Excluded Territory Information" has the meaning given in Clause 3.9;

"Restricted Party" means any individual or entity that is:

(a)           listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Sanctions laws and regulations or in any official guidance in relation to such Sanctions laws and regulations) by a person listed on, a Sanctions List;

(b)           a government of a Sanctioned Country;

(c)           an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country;

(d)           resident in, or incorporated under the laws of, a Sanctioned Country;

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(e)           otherwise a target of Sanctions,

(f)            but in any such case of paragraphs (a) to (e) shall not include any individual or entity targeted only by Sectoral Sanctions;

"Restructuring" has the meaning given in Clause 15.8.4;

"ROFO Acceptance Notice" has the meaning given in 23.6;

"ROFO Acceptance Period" has the meaning given in 23.6;

"ROFO Notice" has the meaning given in Clause 23.5;

"ROFO Offer" has the meaning given in Clause 23.5.3;

"ROFR Acceptance Notice" has the meaning given in Clause 20.2;

"ROFR Period" has the meaning given in Clause 20.2;

"Roll-Over" has the meaning given in Recital (C);

"RP Claim" means any claim that a Group Company has or may have against a Related Party under or in connection with a Related Party Contract;

"Rules" has the meaning given in Clause 31.2;

"Russian Yandex Taxi Subsidiaries" means:

(a)           Yandex.Taxi LLC, a limited liability company registered under the laws of the Russian Federation (under main registration number 5157746192731); and

(b)           Yandex.Taxi Technology LLC, a limited liability company registered under the laws of the Russian Federation (under main registration number 1177746073328).

"Russian Subsidiaries" means each of the Russian Uber Subsidiary and the Russian Yandex Taxi Subsidiaries and any other Subsidiary of the Company incorporated in the Russian Federation from time to time;

"Russian Uber Subsidiary" means Uber Technology, LLC a limited liability company organised and existing under the laws of the Russian Federation (company number 5137746103677) and whose registered office is at 2/14 Bryusov pereulok, bldg 9, 125009, Moscow, Russian Federation;

"Sanctioned Country" means any country or other territory subject to broad economic embargo under any Sanctions, which definition, as of the date of this Agreement, includes Crimea (as defined and construed in the applicable Sanctions laws and regulations), Cuba, Iran, North Korea, Sudan and Syria but excludes the Russian Federation;

"Sanctions" means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority including, for the avoidance of doubt, any Sectoral Sanctions;

"Sanctions Authority" means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; and (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State and Department of Commerce, and Her Majesty's Treasury;

"Sanctions List" means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time;

"Secondary Sale" has the meaning given in Recital (B);

"Sectoral Sanctions" means any Sanctions imposed by any Sanctions Authority that do not freeze or block the assets and/or economic resources of a designated person or comprehensively freeze or block making available funds or economic resources to such designated person, but merely restrict the ability of certain individuals or entities to access financing or export or import equipment, goods, technology or services, including, for the

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avoidance of doubt, the Sanctions imposed under the Sectoral Sanctions Identification List maintained by the Office of Foreign Assets Control of the US Department of Treasury;

"Selling Shareholder" has the meaning given in Clause 20.1;

"Senior Managers" or "Senior Management" means the CFO, COO and CTO, in each case of the Group, and any other officers of the Group that the Parties have agreed from time to time report directly to the CEO;

"Senior Management Candidate" has the meaning given in Clause 4.6.1;

"Shareholders" means the holders of Shares from time to time, and the term "Shareholder" shall be construed as any one of them;

"Shares" means any issued and outstanding shares in the capital of the Company (of whatever class) from time to time;

"Strategic Sale" means a bona fide arm's length transfer to a Third Party Purchaser (or group of directly or indirectly related Third Party Purchasers) (whether through a single transaction or a series of related transactions) of all of the Shares held by the Shareholders;

"Subsidiaries" means the subsidiary undertakings of the Company from time to time and at the date of this Agreement includes the Russian Subsidiaries and the Operating Subsidiaries, and "Subsidiary" means any one of them;

"Supervisory Board" means the Company's supervisory board (raad van commissarissen) as constituted from time to time;

"Supervisory Director" means a member of the supervisory board of the Company from time to time;

"Surviving Provisions" means Clauses 1  (Interpretation), 23.12 - 23.13  (Qualified IPO lock-up period), 23.14  (Registration Rights), 27  (Notices), 29  (Announcements and Confidentiality), 30  (Miscellaneous) (except Clauses 30.1  (Warranties) and 30.15  (Further Assurance)) and 31  (Governing law and Dispute Resolution), 32  (Process Agent), paragraphs 5 and 6 of Schedule 3  (Transfer Terms), and Schedule 4  (Registration Rights);

"Tag Along Notice" has the meaning given in Clause 21.1;

"Tax" or "Taxes" means any federal, national, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital, profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental, windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax of any kind whatsoever, including any governmental fee or other like assessment or charge in the nature of a tax, and unclaimed property (which for the purposes of this Agreement shall be treated as Tax), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax.

"Territories" means the Initial Territories and any New Territories as agreed between the Parties in accordance with this Agreement, and the term "Territory" shall be construed as any one of them;

"Third Party Completion Notice" has the meaning given in Clause 20.4.3;

"Third Party Issue" has the meaning given in Clause 18.8.

"Third Party Purchaser" means a bona fide third party purchaser who is not an Affiliate or subsidiary undertaking or parent undertaking of, or acting in concert with, any Shareholder or any of its Affiliates;

"Transaction Agreements" has the meaning given in the Contribution Agreement;

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"Transfer" means, with respect to any holder of Shares, to:

(a)           create or allow to subsist any Encumbrance in respect of any of its Shares or any interest in (or in respect of) any of its Shares;

(b)           create or permit to subsist any trust over any Shares;

(c)           sell, assign, transfer or otherwise dispose of or deal with, or grant any option over, any of its Shares or an interest, or a right, in (or in respect of) its Shares;

(d)           enter into any agreement or other arrangement in respect of the votes or other rights attached to, or any benefits (economic or otherwise) or privileges pertaining to, any of its Shares;

(e)           enter into any derivative or put/call arrangement referenced to any of its Shares or the rights attached to, or any benefits (economic or otherwise) or privileges pertaining to, any of its Shares;  or

(f)            enter into any agreement or arrangement to do any of the foregoing,

in each case, whether directly or indirectly, with or without consideration, and whether voluntarily or involuntarily or by operation of law (and "Transferred" shall be construed accordingly);

"Transfer Notice" has the meaning given in Clause 20.1;

"Transfer Terms" means the terms set out in Schedule 3  (Transfer Terms);

"Uber" means Uber and, in case of a transfer to a Permitted Affiliate pursuant to Clause 19.4, shall include that Permitted Affiliate;

"Uber Cash Contribution" has the meaning given in the Contribution Agreement;

“Uber Contribution” has the meaning given in the Contribution Agreement;

"Uber Excluded Territory" has the meaning given in Clause 3.5, and a reference to the "Uber Excluded Territories" shall mean all of them;

"Uber Excluded Territory Committee" has the meaning given in Clause 3.7.1;

"Uber Excluded Territories Subsidiary" has the meaning given in 3.8.1;

"Uber Supervisory Director" has the meaning given in Clause 6.2.2;

"Uber Newco" means Uber ML Holdco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office at 1017 HL Amsterdam, the Netherlands, Vijzelstraat 68, registered with the trade register of the Chamber of Commerce under number 69444692;

"Uber IPO" has the meaning given in Clause 12.6;

"Uber Trademark Licensing Agreement" means the trademark license agreement between Uber and the Company dated on or about the date hereof;

"U.S. GAAP" means generally accepted accounting principles in the United States;

"U.S. Investor" has the meaning given to it in Schedule 7;

"US Qualified IPO" means a Qualified IPO through which the Company has filed a registration statement with the SEC;

"Vendor" means the seller of any Shares in accordance with the terms of this Agreement;

"Written Request" in the context of an Escalation Matter, has the meaning given in Clause 11.4; and

"VWAP" means the volume average weighted price calculated by reference to the relevant Bloomberg screen or if not applicable or available, any price published with respect to the relevant securities by its relevant stock exchange or listing authority.

Execution version

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Principles of interpretation

1.2        In this Agreement:

1.2.1       any reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

1.2.2       references to this Agreement shall be construed as references also to any separate or independent stipulation or agreement contained in it;

1.2.3       the contents page and headings in this Agreement are for convenience only and shall not affect its interpretation;

1.2.4       references to any document (including this Agreement) or a provision of any document includes such document or provision thereof as amended or supplemented in accordance with its terms, and whether or not such other document or provisions thereof is or becomes ineffective for any reason;

1.2.5       a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re‑enacted or replaced, provided that, as between the Parties, no such amendment, consolidation, modification, re-enactment or replacement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.2.6       words in the singular shall include the plural and vice versa, and references to one gender include other genders;

1.2.7       a reference to a person shall include a reference to any individual, firm, company or other body corporate, an individual's executors or administrators, Governmental Authority, unincorporated association, trust or partnership (whether or not having separate legal personality);

1.2.8       a reference to a particular person shall include a reference to the person's executors, administrators, successors, substitutes (including persons taking by novation) and, subject to Clauses 30.2 and 30.3, permitted assigns;

1.2.9       a reference to a Clause, paragraph, Schedule (other than to a schedule to a statutory provision) or Recital shall be a reference to a clause, paragraph, schedule or recital (as the case may be) of or to this Agreement;

1.2.10     if a period is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day, unless otherwise specified;

1.2.11     references to any English or Russian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England or Russia (as relevant) be deemed to include what most nearly approximates the English or Russian legal term in that jurisdiction and references to any English or Russian statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

1.2.12     words and expressions defined in the Companies Act 2006 shall bear the same meaning as in that Act, unless expressly provided otherwise;

1.2.13     references to writing shall include any modes of reproducing words in any legible form (but shall not include email unless expressly stated otherwise);

1.2.14     an Event of Default "subsists" if it has not been waived by, or remedied to the satisfaction of, the Non-Defaulting Shareholders;

1.2.15     references to documents "in the agreed form" or any similar expression shall be to documents agreed between the Shareholders prior to the execution of this Agreement and initialled for identification only by, or on behalf of, the Shareholders;

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1.2.16     references to a "director" of a Group Company is taken to mean a member of the board of directors or management board of any Group Company, but is not taken to mean a general director (sole executive body) of any Group Company;

1.2.17     a reference to "shares" or "share capital" includes a reference to "participation interests" and "charter capital";

1.2.18     a reference to "RUB",  "RUR",  "Roubles" or "Rubles" is to the lawful currency of the Russian Federation. A reference to "USD",  "US$" "$" or "Dollars" is to the lawful currency of the United States of America. A reference to "EUR",  "Euro" or "€" is to the lawful currency of the member states of the European Union that have adopted or may adopt the single currency in accordance with the legislation of the European Union for European Monetary Union;

1.2.19     for the purposes of determining whether a shareholding threshold is satisfied in this Agreement, a reference to a Shareholder shall include a reference to the shareholding of that Shareholder when aggregated together with the shareholdings of its Permitted Affiliate transferees;

1.2.20     a reference to a Shareholder is to that Shareholder or to any Permitted Affiliate transferee of its Shares (for the avoidance of doubt, from that Shareholder or otherwise) to whom its rights have been assigned in accordance with Clause 30.3;

1.2.21     persons "acting in concert" comprise persons who, pursuant to an agreement or understanding (whether formal or informal), co-operate to acquire or consolidate control over Shares. Without prejudice to the general application of foregoing provisions of this Clause 1.2.21, unless the contrary is established to the reasonable satisfaction of the Shareholders acting unanimously:

(A)        a company and each of its Affiliates and subsidiary undertakings and parent undertakings will be presumed to be acting in concert;

(B)        a person and each of his connected persons (within the meaning of sections 1122 and 1123 of the Corporation Tax Act 2010) will be presumed to be acting in concert;

(C)        a company and each of its officers and directors will be presumed to be acting in concert;

(D)        a company and any person who (together with his Affiliates, subsidiary undertakings, parent undertakings and connected persons) exercises control (within the meaning of section 1124 of the Corporation Tax Act 2010) over such company will be presumed to be acting in concert;

(E)        a broker or other organisation providing advice in relation to any actual or proposed Transfer Notice, ROFR Acceptance Notice, Drag Along Notice, Tag Along Notice, or Third Party Completion Notice and the client of such broker or other organisation to which such advice is so provided will be presumed to be acting in concert; and

(F)        a nominee holding any Share(s) and the (actual or potential) holder(s) of the beneficial interest(s) in such Share(s) will be presumed to be acting in concert;

1.2.22      except where the context otherwise requires, a reference to time or the time of any day is to Moscow time on the relevant date and events stated or deemed to occur upon, or actions required to be performed by, any given date shall be deemed to occur at, or must be performed before, 5:00pm; and

1.2.23      references to fractional holdings of Shares shall be rounded up to the nearest whole Share.

1.3        The Foundation is a Shareholder solely for the purposes of Clauses 5.3  (Appointment and removal of Managing Directors), 6.6  (Appointment and removal of Supervisory Directors), 9  (Decisions of Shareholders of the Company), 11  (Reserved Matters), 19  (Transfers of Shares), 27 (Notices), 28  (Term), 29  (Announcement and Confidentiality), 30

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(Miscellaneous), 31 (Governing Law and Dispute Resolution) and 32  (Process Agent) and shall have no other rights and obligations hereunder and, for the avoidance of doubt, all references to a Shareholder in this Agreement are not to be construed as references to the Foundation other than for those purposes, and the Foundation hereby waives any right (whether statutory or contractual) which would otherwise accrue hereunder but for this Clause 1.3.

1.4        The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. The terms "other",  "or otherwise",  "whatsoever",  "including",  "include",  "for example" and "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words accompanying those terms.

1.5        The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

Several liabilities

1.6        Save where expressly stated otherwise in this Agreement:

1.6.1       all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into severally; and

1.6.2       all warranties, representations, indemnities, covenants, agreements and obligations in favour of two or more persons in this Agreement are for the benefit of them jointly and each of them severally.

Procurement with respect to the Group

1.7        If, under this Agreement, a Party has undertaken to another Party to procure that any Group Company shall do any act or thing, the Party in question shall not be in breach of that undertaking if:

1.7.1       in the case of any Party who nominated or voted for the appointment of a director of a Group Company, that director has exercised his votes as a director in favour of the doing of the act or thing in question;

1.7.2       in the case of any Party whose candidates comprise a majority of members of a board of directors or a management board of a Group Company, such members and members of the governing bodies of other Group Companies Controlled by such Group Company, as applicable, have exercised their votes in favour of the doing of the act or thing in question; and

1.7.3       without prejudice to Clause 2.2, that Party has exercised its voting rights (if any) and other rights as a holder of Shares or other equity participation interests in the relevant Group Company in favour of the doing of the act or thing in question, provided that nothing in this Clause 1.7 shall require a director of a Group Company to act or vote in a manner inconsistent with his fiduciary and statutory duties as a director. The provisions of this Clause 1.7 shall apply mutatis mutandis to obligations to procure that any Group Company shall not do particular acts or things, so that the obligation to vote in favour or to act so as to bring about an act or thing shall be replaced by an obligation to vote against or act so as to prevent the occurrence of that act or thing.

2.          BUSINESS AND OBJECTIVES

2.1        It is the intention of the Parties that at all times during the continuance of this Agreement the business of the Group shall be confined to the Business. For the avoidance of doubt, the Company may itself be active in the Business, or it may be principally a holding company of

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the Group, and the nature and scope of the Company's involvement (if any) in the Business may change from time to time.

2.2        Each Shareholder undertakes to exercise its voting and any other rights attaching to the Shares and its rights pursuant to this Agreement to:

2.2.1       procure that the Business is conducted by the Group:

(A)        on sound commercial profit-making principles with the aim of generating the maximum achievable maintainable profits available for distribution to the extent consistent with good business practice; and

(B)        in accordance with Applicable Laws, Articles and the Charters;

2.2.2       procure that the Management Board determines the general policy of the Company in the carrying on of the Business under supervision of the Supervisory Board in accordance with the express provisions of this Agreement and of the Articles; and

2.2.3       procure that each Group Company is operated and managed consistently with this Agreement and complies with the restrictions imposed upon it under its Charter.

3.          NEW TERRITORIES AND COMPETING OPERATIONS

New Territories

3.1        Subject always to Clause 11  (Reserved Matters), where the Company intends or proposes to enter and operate the Business in a geographical region outside of the Initial Territories (each a "New Territory" and collectively the "New Territories"), it will provide written notice to the Shareholders of its intention in accordance with Clause 3.3 (a "Notice of Intention"). A Notice of Intention shall include a statement that (i) the Company is considering entering and operating the Business in a New Territory and (ii) the estimated timeframe for commencement of operations in the New Territory. For the avoidance of doubt, other than as set forth in the sub clauses (i) and (ii) above, a Notice of Intention shall not include any details about the Company's entry plans (including, but not limited to, strategy relating to the roll out of Company operations in such New Territories); provided, however, that such information as may reasonably be necessary to evaluate such Notice of Intention may be provided on a “counsel only” basis.

3.2        No binding decision will be made by the Management Board or the Supervisory Board regarding entry into a New Territory until such time as the Supervisory Board receives written confirmation from the Shareholders within ** of delivery of the Notice of Intention relating to such jurisdiction that they have reasonably co-operated with each other, including obtaining separate or joint external legal advice where considered necessary, and agreed in writing (acting reasonably) as to whether the proposed operation of the Business in a New Territory would be in compliance with all applicable anti-trust and other similar laws; provided, in the event that:

3.2.1       Uber or Yandex (as the case may be) does not provide a written confirmation in accordance with Clause 3.2, or otherwise engage with the Company with respect to the proposed entry into such New Territory, within ** of delivery of such applicable Notice of Intention, the Supervisory Board may make a binding decision to enter into such New Territory if, and only if, it receives clear, unambiguous and up-to-date advice from an independent leading international law firm duly appointed by the Company that the proposed operation of the Business in such New Territory would be in compliance with all applicable anti-trust and other similar laws; or

3.2.2       the Shareholders (acting reasonably) disagree or receive conflicting legal advice as to whether the proposed operation of the Business in such New Territory would be in compliance with all applicable anti-trust and other similar laws, the Supervisory Board may make a binding decision to enter into such New Territory if, and only if, it receives clear, unambiguous and up-to-date advice from an independent leading international law firm that has (i) been jointly appointed by the Shareholders (acting reasonably) and (ii) had the opportunity to review any

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conflicting legal advice previously received by each Shareholder, that the proposed operation of the Business in such New Territory would be in compliance with all applicable anti-trust and other similar laws.

3.3        If Uber or Yandex (or any of their Affiliates):

3.3.1       is operating its own Business in the New Territory as of the date of the Notice of Intention, any Notice of Intention issued pursuant to Clause 3.1 shall be issued (to both Shareholders) no less than ** prior to the date of the intended commencement of operations of the Business in such New Territory; or

3.3.2       is not operating its own Business in the New Territory as of the date of the Notice of Intention, any Notice of Intention issued pursuant to Clause 3.1 shall be issued (to both Shareholders) no less than ** prior to the date of the intended commencement of operations of the Business in such New Territory.

3.4        Each Shareholder must promptly provide (including on an external-counsel only basis if reasonably requested) all information reasonably requested by the other Shareholder to enable the requesting Shareholder to independently undertake the analysis required to reach a view on the matters contained in Clause 3.2 and 3.2.

3.5        In the case of any New Territory in respect of which a Notice of Intention has been timely given pursuant to Clause 3.3 above, upon the Company (or any of its Subsidiaries) commencing operations of the Business in such New Territory, such New Territory shall become part of the Territories (and the definition of “Territories” herein shall be deemed to be amended to include such New Territory and the term of protective undertakings set out in the Deed of Covenant shall commence in respect thereof), unless:

3.5.1       Uber or Yandex (or any of their Affiliates) is already operating its own Business in the New Territory as of the date of the Notice of Intention; or

3.5.2       where Uber or Yandex (or any of their Affiliates) is not already operating its own Business in the New Territory as of the date of the Notice of Intention:

(A)       Uber or Yandex (as the case may be) has provided written notice, within ** of the applicable Notice of Intention, to elect to exclude such New Territory from the protective undertakings contained in the Deed of Covenant such that Uber or Yandex (or any of their Affiliates), as the case may be, may choose to independently operate its own Business or any other business in competition with the Company or any of its Subsidiaries, in such New Territory; or

(B)       Uber fails to subscribe for (and Yandex has subscribed for) or Yandex fails to subscribe for (and Uber has subscribed for), as the case may be, at least its pro rata share of any Relevant Financing in such New Territory,

(in relation to Uber, any such New Territory being a “Uber Excluded Territory” and in relation to Yandex, any such New Territory being a "Yandex Excluded Territory", and collectively referred to as the "Excluded Territories"). For the avoidance of doubt, any such New Territory referred to in Clauses 3.5.1 or 3.5.2 shall only be considered an "Excluded Territory" upon the Company (or any of its Subsidiaries) commencing operations of the Business in such New Territory.

3.6        Each of Uber or Yandex, as the case may be, undertakes:

3.6.1       in the event a Notice of Intention is given in accordance with Clause 3.3.1, to promptly upon receipt of such notice take the necessary steps and measures to establish and implement information barriers and Chinese walls to ensure that Uber or Yandex business team(s) (as the case may be) involved in day-to-day operations of Business activities in the relevant New Territory (or New Territories) are not informed or otherwise provided any information with respect to the Company's potential entry and operation of the Business in such New Territory; and

Execution version

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3.6.2       in the event a Notice of Intention is given in accordance with Clause 3.3.2 and Uber or Yandex (as the case may be) have acted in accordance with Clause 3.5.2(A) or 3.5.2(B), to promptly take  the necessary steps and measures to establish and implement information barriers and Chinese walls to ensure that Uber or Yandex business team(s) (as the case may be) involved in day-to-day operations of  Business activities in the relevant New Territory (or New Territories)  are not informed or otherwise provided any information with respect to the Company's potential entry and operation of the Business in such New Territory,

(and, for the avoidance of doubt, involvement in day-to-day operations of Business activities, for the purpose of this Clause 3.6 includes business team(s) involved in strategy and operational planning to assess opportunities for entry and operation of the Business in New Territories).

Excluded Territories

3.7        Subject always to Clause 11  (Reserved Matters), the Supervisory Board shall have authority, by majority vote, to form two committees thereof:

3.7.1       one comprised exclusively of Supervisory Directors other than Uber Supervisory Directors (the "Uber Excluded Territories Committee"), and to delegate to such Uber Excluded Territories Committee all authority of the Supervisory Board to take all actions and decisions of the Supervisory Board in respect of the Business of the Company and its Subsidiaries in the Uber Excluded Territories; and

3.7.2       one comprised exclusively of Supervisory Directors other than Yandex Supervisory Directors (the "Yandex Excluded Territories Committee"), and to delegate to such Yandex Excluded Territories Committee all authority of the Supervisory Board to take all actions and decisions of the Supervisory Board in respect of the Business of the Company and its Subsidiaries in the Yandex Excluded Territories.

3.8        Subject always to Clause 11  (Reserved Matters), and notwithstanding anything to the contrary in this Agreement, the Company (or any of its Subsidiaries) shall, and Uber or Yandex (as the case may be) shall procure that the Company (or any of its Subsidiaries) shall, form or incorporate a new and separate Subsidiary (whether or not wholly-owned by the Company) in any Excluded Territory solely for the purposes of operating the Business in such Excluded Territory (the "Excluded Territories Subsidiaries") and, for the avoidance of doubt, where such Subsidiary is formed or incorporated in a:

3.8.1       Uber Excluded Territory, it shall be an Uber Excluded Territories Subsidiary and Uber shall not have any governance rights or obligations with respect to such Uber Excluded Territories Subsidiary; and

3.8.2       Yandex Excluded Territory, it shall be a Yandex Excluded Territories Subsidiary and Yandex shall not have any governance rights or obligations with respect to such Yandex Excluded Territories Subsidiary.

3.9        Subject to Clause 11  (Reserved Matters), and notwithstanding anything to the contrary in this Agreement or the Articles, the Company shall not, and shall cause its Subsidiaries not to:

3.9.1       in the case of an Uber Excluded Territory, provide to Uber or the Uber Supervisory Directors any non-public information, access to records or facilities, or audit or inspection rights (including, for the avoidance of doubt, any financial information or audit rights Uber may otherwise be entitled to in accordance with Clauses 12.3 to 12.13  (Information) inclusive and Clauses 12.14 and 12.15  (Audit rights)), relating solely to the operations of the Company and its Subsidiaries in the Uber Excluded Territories; and

3.9.2       in the case of a Yandex Excluded Territory, provide to Yandex or the Yandex Supervisory Directors any non-public information, access to records or facilities, or audit or inspection rights (including, for the avoidance of doubt, any financial information or audit rights Yandex may otherwise be entitled to in accordance with Clauses 12.3 to 12.13  (Information) inclusive and Clauses 12.14 and 12.15  (Audit

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rights)), relating solely to the operations of the Company and its Subsidiaries in the Yandex Excluded Territories.

Information that is restricted in accordance with this Clause 3.9 shall, for the purposes of Clause 3.12 below, be referred to as the "Restricted Excluded Territory Information".

3.10      The restrictions in Clause 3.9 shall not apply to such information, access or rights solely to the extent necessary for Uber or the Uber Supervisory Directors, on the one hand, or Yandex or the Yandex Supervisory Directors, on the other, as applicable, to (i) monitor and ensure compliance with Corruption Laws, the Anti-Corruption Compliance Programme and applicable Sanctions and (ii) comply with its or their obligations under this Agreement and any Applicable Law.

3.11      The Company shall, and Uber and Yandex shall procure that the Company shall, take such steps and measures to establish and implement such policies and procedures, including information barriers and Chinese walls, as are necessary to ensure that Uber and the Uber Supervisory Directors, on the one hand, or Yandex or the Yandex Supervisory Directors, on the other, as applicable, do not receive any information, access to records or facilities, or audit or inspection rights in contravention of Clause 3.9.

3.12      Notwithstanding Clause 3.9, the financial position and results of operations of the Company in the Excluded Territories shall be included in the consolidated financial statements of the Company and each of Uber and Yandex shall be entitled to receive such consolidated financial statements of the Company in accordance with Clauses 12.3 to 12.13  (Financial Matters and Information) inclusive, subject to appropriate redactions made in respect of the Excluded Territories (as applicable).

3.13      Without prejudice to Clauses 3.10 and 3.12, to the extent any Restricted Excluded Territory Information also relates to the business of any Group Company operating the Business in a Territory that is not an Excluded Territory (the "Non-Restricted Information"), the Company will use (and will cause its Subsidiaries to use) reasonable best efforts to separate such Non-Restricted Information from the Restricted Excluded Territory Information so that the Non-Restricted Information can be shared with Uber or Yandex (as applicable) or, to the extent such Restricted Excluded Territory Information is not reasonably separable, will provide such Restricted Excluded Territory Information in redacted form or will otherwise provide access to Uber or Yandex (as applicable) to the portion of the Restricted Excluded Territory Information comprised of Non-Restricted Information only.

3.14      Notwithstanding anything contained herein to the contrary, in the event that the Company abandons or ceases operating the Business in an Excluded Territory, the rights, obligations and restrictions applicable to such Excluded Territory contained in Clauses 3.7 to 3.13 (inclusive) shall cease to apply on and from the date that the Company abandons or ceases operating the Business in such Excluded Territory.

Competing operations following expiry of the Deed of Covenant

3.15      In the event that Uber or Yandex proposes to operate a Business, or any other business, that competes with the Business being operated by the Company or any of its Subsidiaries, in any of the Territories following expiration of the applicable protective undertaking periods in the Deed of Covenant, Uber or Yandex (as applicable) shall provide the Company with written notice of its intention to do so at least ** to the intended date of commencement of operations in such Territory or Territories (as applicable).

3.16      In the event that a notice is provided to the Company in accordance with Clause 3.15 by:

3.16.1     Uber (or any of its Affiliates), the Territory or Territories (as applicable) covered by the notice so delivered shall become an Uber Excluded Territory; and

3.16.2     Yandex (or any of its Affiliates), the Territory or Territories (as applicable) covered by the notice so delivered shall become a Yandex Excluded Territory,

(and such definitions herein shall be deemed to be amended to include such Territory or Territories (as applicable)) and the provisions applicable to Excluded Territories contained in

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Clauses 3.7 to 3.13 shall be applicable to such Territory or Territories covered by the relevant notice (as applicable).

4.          MANAGEMENT AND GOVERNANCE OF THE GROUP

Management and supervision of the Group

4.1        Without prejudice to the decision-making powers of the Shareholders expressly set out in this Agreement, the Shareholders agree that the management of the Group, under the supervision of the Supervisory Board, shall be performed by, as the case may be:

4.1.1       the Management Board;

4.1.2       the management bodies of each Subsidiary;

4.1.3       the persons fulfilling the role that is equivalent to the chief financial officer of the Group, which on the date of this Agreement is Stanislav Drozdik (the "CFO");

4.1.4       the persons fulfilling the role that is equivalent to the managing director for growth and strategy, including the duties of chief marketing officer of the Group, which on the date of this Agreement is Daniil Shuleiko (the "COO"); and

4.1.5       the persons fulfilling the role that is equivalent to the chief technology officer of the Group, which on the date of this Agreement is Andrey Egunov (the "CTO"),

in each case in accordance with this Agreement, the Articles and the Charters.

Management of the Subsidiaries

4.2        The Shareholders agree that the management of each Subsidiary shall be performed by:

4.2.1       the general meeting of its shareholders or participants (as the case may be);

4.2.2       its general director (in the case of the Russian Subsidiaries and any other Subsidiaries incorporated in the Russian Federation);

4.2.3       its board of directors (in the case of the Operating Subsidiaries and any other Subsidiaries incorporated outside the Russian Federation from time to time); and

4.2.4       its board of directors (in the case of the Excluded Territories Subsidiaries and any other Subsidiaries incorporated in the Excluded Territories from time to time).

in each case in accordance with this Agreement and the relevant Charter.

4.3        The Company shall, and the Shareholders shall procure that the Company shall, in each case subject to Clause 11  (Reserved Matters):

4.3.1       exercise control over the Subsidiaries by directly and indirectly (through other Subsidiaries) exercising its voting rights as a shareholder or participant (as the case may be) in the Subsidiaries and by directly and indirectly (through other Subsidiaries) appointing the directors or  general directors of the Subsidiaries (in each case, where applicable);

4.3.2       procure that each Subsidiary promptly takes all actions and decisions necessary in order to implement decisions made by its direct or indirect parent undertakings (including the Company); and

4.3.3       subject to Clause 5, procure that if it becomes aware that any Subsidiary or any officer or employee of any Group Company is taking or has taken any action or decision in contravention of the requirements of Clauses 4.3.2 or 11, each Group Company shall as soon as reasonably practicable take such reasonable action as is necessary to correct such action or decision including, if applicable, removing from office any officer or employee of such Group Company responsible for the taking of such contravening action or decision.

Appointment and removal of Senior Management

4.4        Subject to Clause 11  (Reserved Matters) and Clauses 4.5 to 4.8 (inclusive), the Management Board shall be responsible for the appointment of the CFO, COO or CTO (each a "Senior Manager" and collectively the “Senior Management”) of the Group.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

4.5        Each Senior Manager shall have such authority as the Management Board may from time to time delegate to them via a power of attorney.

4.6        Prior to any appointment made pursuant to Clause 4.4,  Uber shall be entitled to:

4.6.1       receive, with at least ** notice, the names and details (including resume and times and dates of any interview) of any candidate(s) being considered, pursued or interviewed by the Management Board for appointment to any Senior Management position (a "Senior Management Candidate");

4.6.2       be represented in at least one interview with any final Senior Management Candidate proposed to be appointed; and

4.6.3       make recommendations to the Management Board as to the suitability of any Senior Management Candidate.

4.7        The Company undertakes to reasonably consider the recommendations made by Uber in accordance with Clause 4.6.3.

4.8        Unless otherwise agreed in writing by the Shareholders, each of the Company and Yandex undertakes to procure that any person appointed to Senior Management:

4.8.1       must have the appropriate skills, qualifications  and experience required of a member of Senior Management having regard to the nature of the Business and the size of the Group; and

4.8.2       must not be related to (A) any member of the existing Senior Management of the Group or (B) any member of the senior management of Yandex (or any of its Affiliates).

4.9        Subject to Clause 11  (Reserved Matters), the remuneration (including any bonus or any profit sharing, share option or other incentive scheme or any equity-linked remuneration scheme) of the Senior Managers shall be determined by the Management Board, under the supervision of the Supervisory Board (or any compensation committee thereof), in accordance with the global market standards for such role from time to time.

4.10      Uber shall be entitled to receive prior written notice, within a reasonable period, of any intention or decision by the Management Board to terminate the service or employment contract of any Senior Manager and shall be entitled to make recommendations to the Management Board in relation to the proposed termination, such recommendation to be reasonably considered by the Management Board.

Relationship of this Agreement and Articles and Charters

4.11      If, during the continuance of this Agreement, there is any conflict between the provisions of this Agreement and of the Articles or the Charters, then as between the Shareholders, during such period, the provisions of this Agreement shall prevail to the extent permitted by Applicable Law and Yandex and Uber shall work together to procure the relevant amendment to the Articles or the Charters that ensures consistency between the Articles or the Charters and this Agreement if so required.

4.12      For the avoidance of doubt, Uber and the Company shall take all necessary actions and steps to give effect to the provisions of this Agreement with respect to the United Excluded Territories. This shall include, but not be limited to, (i) the exercise of voting (and any other rights pursuant to the terms of this Agreement) in a manner that will allow each of the Subsidiaries to obtain all necessary resolutions with respect to the United Excluded Territories, and (ii) refraining from any actions which may block the passing of such necessary resolution(s) with respect to the United Excluded Territories.

Administrator

4.13      The Company and the Shareholders agree that, upon Completion, Alex de Cuba shall perform certain administrative and corporate services on behalf of the Company, such services to include maintenance of the Company's register but (unless otherwise agreed by Yandex and Uber, acting together) to exclude provision of a registered address to the Company. For so long as Yandex and Uber each hold more than ** of their Initial Proportions

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(respectively), the Company shall be entitled to appoint, remove and replace an administrator or corporate service provider if Yandex and Uber (acting reasonably) so request jointly in writing.

5.          THE MANAGEMENT BOARD

Role of the Management Board

5.1        The Management Board shall be charged with the management of the business and affairs, the administration and the representation of the Company, subject to the provisions in this Agreement and the Articles. In carrying out its duties, the Management Board shall be guided by the best interests of the Company and its business, including its stakeholders. All powers not expressly reserved for the Management Board or the Supervisory Board by Dutch Civil Code or the Articles or this Agreement fall to the Shareholders' general meeting.

5.2        The Company shall have a Management Board composed of two managing directors (bestuurders) (the "Managing Directors", each a "Managing Director"). One of the Managing Directors shall be the chief executive officer (the "CEO") and may be a non-resident of the Netherlands and the other Managing Director shall be an individual who is a resident in the Netherlands (the "Dutch Director").  In the event that a Dutch Director no longer has his place of residence in the Netherlands, he shall forthwith inform the Management Board thereof.  Only natural persons may be a Dutch director.

Appointment, removal and remuneration of Managing  Directors

5.3        Yandex shall be entitled to nominate, remove or replace (as the case may be) the CEO and Dutch Director by written notice to the Company and Yandex and Uber shall procure that the persons so nominated from time to time are appointed, removed or replaced (as the case may be) as CEO and Dutch Director, provided that the rights and obligations of the Company, Yandex and Uber contained in Clauses 4.6,  4.7,  4.8 and 4.10 with respect to appointment of Senior Managers shall apply, mutatis mutandis, to the appointment of the CEO and Dutch Director.

5.4        The CEO and Dutch Director shall be appointed by Shareholders at a Shareholders' general meeting and, for the avoidance of doubt, each of Yandex,  Uber and the Foundation shall be entitled to vote its Shares in respect of such appointment.

5.5        Subject to Clause 11  (Reserved Matters), the remuneration (including any bonus or any profit sharing, share option or other incentive scheme or any equity-linked remuneration scheme) of the Managing Directors shall be determined by the Supervisory Board (or any compensation committee thereof) in accordance with the global market standards for such role from time to time.

Meetings

5.6        Management Board meetings shall be held in person at the head offices of the Company, unless in exceptional circumstances an alternative location is determined in advance by the CEO provided that no Management Board meetings are held in the United Kingdom. Management Board meetings shall be held monthly, unless the Management Board decides otherwise. In addition, the Management Board shall meet at the request of any of its Managing Directors. Management Board meetings will be convened by the CEO giving ** prior notice, or such shorter period if, at the sole discretion of the CEO, the circumstances so require. Together with the notice of the meeting, an agenda shall be sent stating the items which shall be discussed at such meeting, accompanied by supporting documents relating to such items, if any.

Conflicts of interest

5.7        A Managing Director who has a Conflict of Interest shall immediately report this to the other Managing Director, the Supervisory Directors and the Shareholders. Such Managing Director will make himself available to provide all information relevant to the Conflict of Interest to the other Managing Director, the Supervisory Directors and the Shareholders.

5.8        In the event of a Conflict of Interest referred to in Clause 5.7, the number of Managing Directors required to validly deliberate and vote will not be met and, accordingly, the

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Management Board shall be required to submit the decision on such matter to the Supervisory Directors.

Decision-making

5.9        Decisions of the Management Board can only be validly taken in a meeting where all Managing Directors are present in person.

5.10      Subject always to Clause 11  (Reserved Matters), decisions of the Management Board shall have been validly passed when all votes are cast in favour.

5.11      In the event of a tied vote at a Management Board meeting, the proposed resolution shall be rejected and the status quo preserved.

5.12      A resolution of the Management Board may, instead of at a meeting, be passed in writing, which shall include an electronic message and a message transmitted by any other accepted means of communication, provided that such message can be printed.

Representation at Management Board meetings

5.13      Any Managing Director shall be entitled to appoint the other Managing Director as his proxy by power of attorney who will be entitled in the absence of his appointor to do all the things which his appointor is authorised or empowered to do and with the same number of votes as his appointor, provided the authorisation is granted in respect of (i) specific transaction(s) or (ii) limited in time or scope with due observance of Clause 5.6.

6.          THE SUPERVISORY BOARD

Role of the Supervisory Board

6.1        The Supervisory Board shall be charged with the supervision of the Management Board and the Company's business. The Supervisory Board shall also assist the Management Board by providing advice. In carrying out their duties, the Supervisory Directors shall be guided by the best interests of the Company and its business, including its stakeholders.

Appointment and removal of Supervisory Directors

6.2        Unless otherwise agreed by the Shareholders as a Reserved Matter, the Supervisory Board shall have a maximum of ** members, of whom:

6.2.1       Yandex shall be entitled, for so long as Yandex (together with its Permitted Affiliates) holds:

(A)        ** or more of its Initial Proportion, to nominate ** Supervisory Directors to the Supervisory Board;

(B)        at least ** but less than ** of its Initial Proportion, to nominate ** Supervisory Directors to the Supervisory Board;

(C)        at least ** but less than ** of its Initial Proportion, to nominate ** Supervisory Directors to the Supervisory Board; and

(D)        at least ** but less than ** of its Initial Proportion, to nominate ** Supervisory Director to the Supervisory Board,

by notice to the Company (each a "Yandex Supervisory Director"), provided that the failure by Yandex to nominate its Yandex Supervisory Directors shall not be deemed to be a waiver by Yandex of its right to nominate any of its Yandex Supervisory Directors at any time; and

6.2.2       Uber shall be entitled, for so long as Uber (together with its Permitted Affiliates) holds:

(A)        ** or more of its Initial Proportion, to nominate ** Supervisory Directors to the Supervisory Board;

(B)        at least ** but less than ** of its Initial Proportion, to nominate ** Supervisory Directors to the Supervisory Board; and

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(C)        at least ** but less than ** of its Initial Proportion, to nominate ** Supervisory Director to the Supervisory Board,

by notice to the Company (each a "Uber Supervisory Director" and together with the Yandex Supervisory Directors, the "Nominee Supervisory Directors" and each an "Nominee Supervisory Director"), provided that the failure by Uber to nominate its Uber Supervisory Directors shall not be deemed to be a waiver by Uber of its right to nominate any of its Uber Supervisory Directors at any time.

6.3        To the extent that the number of Nominee Supervisory Directors nominated by Yandex or Uber from time to time exceeds their entitlement under Clauses 6.2.1 and 6.2.2 (respectively), Yandex or Uber (as applicable) shall procure that such excess number of Nominee Supervisory Director(s) is/are removed in accordance with this Clause 6 and the number of Nominee Supervisory Directors of the Supervisory Board shall be correspondingly reduced.

6.4        Subject to Clause 11  (Reserved Matters), and notwithstanding Clause 6.2, one third party investor as determined by the Supervisory Board ("Third Party Investor") may (with effect from the completion of its investment in the Company) nominate an additional Supervisory Director to the Supervisory Board on one occasion, provided that such Supervisory Director shall not be a representative of, or otherwise affiliated with, a Restricted Entity.

6.5        In nominating persons to be appointed as Nominee Supervisory Directors in accordance with clauses 6.2.1 and 6.2.2, each of Yandex and Uber shall appoint as a Yandex Supervisory Director and Uber Supervisory Director (respectively) at least one person that shall be an individual who is resident in the Netherlands for tax purposes.

6.6        Yandex and Uber shall procure that the persons so nominated from time to time are appointed as Supervisory Directors. For the purposes of this Agreement, a Supervisory Director shall be deemed to have been appointed by a Shareholder if he or she is appointed as a Supervisory Director following his nomination for appointment to the Supervisory Board by the relevant Party as contemplated by this Clause 6.

6.7        The Supervisory Directors shall be appointed by Shareholders at a Shareholders' general meeting and, for the avoidance of doubt, each of Yandex,  Uber and the Foundation shall be entitled to vote its Shares in respect of such appointment.

6.8        Each Shareholder may require any Supervisory Director nominated by it to be removed or replaced by written notice to the Company. The Shareholders shall procure that any such removal or replacement shall be made in accordance with this Agreement and the Articles as soon as practicable after the relevant notice is delivered to the Company. Any Supervisory Director nominated by a Shareholder under this Clause 6 may be removed or replaced only in accordance with this Clause 6.

6.9        In the event of a vacancy on the Supervisory Board as a result of the death or resignation of any Supervisory Director or otherwise (including if a person is, or becomes, ineligible to be a Supervisory Director under Applicable Law or any provision of the Articles), the Shareholders shall use their best endeavours to ensure, insofar as they are able, that no person is appointed to fill such vacancy except following appointment in accordance with this Clause 6 by the Shareholder that appointed the Supervisory Director whose office shall have become vacant.

6.10      The Shareholder requiring a Supervisory Director to be removed in accordance with Clause 6.6 shall indemnify and hold harmless the Company for any liability arising from any such removal.

6.11      The Company shall promptly take such steps as are necessary in relation to any appointment or removal of any Supervisory Director under this Agreement, including to effect all relevant changes to the trade register of the Chamber of Commerce.

6.12      Each individual appointed pursuant to this Clause 6 shall be appointed for an indefinite term subject to the terms of this Agreement, the Dutch Civil Code and the Articles, unless removed or unless they resign in accordance with the terms of this Agreement or the Articles. Where the law provides for a maximum term of office, the Shareholders shall take all necessary

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

actions to renew such appointment (unless such Supervisory Director is otherwise dismissed or resigns in accordance with the terms of this Agreement or the Articles) prior to the expiry of the term of office of such Supervisory Director.

Chairman

6.13      Yandex shall nominate the Chairman of the Supervisory Board, and the Shareholders shall procure that the Supervisory Directors shall elect such person to act as the Chairman of the Supervisory Board. The Chairman of the Supervisory Board shall not have a second or casting vote or any other special voting powers.

Remuneration

6.14      The Supervisory Directors shall not be entitled to receive fees or remuneration from the Company in their capacity as supervisory directors of the Company or otherwise in connection with the performance of their duties as Supervisory Directors, except (if applicable) as may otherwise be agreed in writing by the Shareholders. The determination of any issues related to the remuneration of Supervisory Directors in their capacity as directors shall fall within the competence of the Shareholders.

Confidentiality

6.15      Subject to Clause 12.12, each Shareholder shall procure that any Supervisory Director appointed by it in accordance with this Clause 6 shall keep confidential (as contemplated by Clauses 29.4 to 29.6) all information which such Supervisory Director receives about the Group and the Business or the Shareholders or their Affiliates or subsidiary undertakings or parent undertakings.

Representation

6.16      Any Supervisory Director shall be entitled to appoint another Supervisory Director as his proxy (by power of attorney disclosed to the Supervisory Board prior to the applicable meeting of the Supervisory Board and a Supervisory Director may be appointed as an proxy by more than one other Supervisory Director) who will be entitled in the absence of his appointor to do all the things which his appointor is authorised or empowered to do and with the same number of votes as his appointor, under the condition however that at least two Supervisory Directors are present at the meeting. For the avoidance of doubt, a Supervisory Director who is also a proxy shall be entitled, in the absence of his appointor (1) to cast a separate vote(s) on behalf of his appointor in addition to his own vote(s) and (2) to be counted as part of the quorum of the Supervisory Board on his own account and in respect of the Supervisory Director(s) for whom (s)he is the proxy.

7.          MEETINGS OF THE SUPERVISORY BOARD

Supervisory Board Meetings

7.1        Supervisory Board meetings shall be held at least quarterly and otherwise as frequently as needed in the Netherlands and if such meetings are to be held elsewhere, they shall not consistently be held in one other jurisdiction (not being the Netherlands) but in that case rotate among more jurisdictions with the majority of such meetings in any calendar year to be held in the Netherlands.

7.2        Any Supervisory Director shall be entitled to require the Company to convene a meeting of the Supervisory Board by giving written notice to the Company in which case the Company shall ensure that such meeting is promptly called in accordance with the provisions of this Agreement and the Articles. At least ** written notice shall be given to each of the Supervisory Directors and each Shareholder of all Supervisory Board meetings (unless all the Supervisory Directors agree in writing to shorter notice).

7.3        Each notice of a Supervisory Board meeting shall be sent to each Supervisory Director and each Shareholder that has nominated (or is entitled to nominate) a Supervisory Director and shall:

7.3.1        specify a reasonably detailed agenda of the matters to be discussed at the meeting including all matters to be submitted for approval;

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

7.3.2        be accompanied by any relevant supporting documents; and

7.3.3        be sent by email, and may be supplemented by copies sent by courier.

Any matter not on the agenda and described in reasonable detail may not be raised at the meeting unless all the Supervisory Directors agree.

7.4        Meetings of the Supervisory Board shall be held in-person in the Netherlands,  unless in exceptional circumstances (i) an alternative location is determined in advance by the Chairman and provided that no meetings will be held in the United Kingdom or (ii) it is determined that the meeting will be held by a conference call/video conference between Supervisory Directors some of whom are in different places and provided further that no Supervisory Director participates from the United Kingdom and each Supervisory Director who participates is able to hear each of the other participating Supervisory Directors addressing the meeting, and, if he so wishes, to address all of the other participating Supervisory Directors simultaneously, whether directly, by conference telephone or by any other form of communications equipment (including web based conferencing) or by a combination of those methods. Participation in such a meeting by conference call/video-conference shall constitute attendance and presence at such meeting. A meeting held as described in this Clause 7.4 shall be deemed to be held at the registered office of the Company in the Netherlands.

7.5        Save in relation to a Reserved Matter, decisions taken outside formal Supervisory Board meetings (other than pursuant to Clause 7.11) shall, before going into effect, be ratified in a formal Supervisory Board meeting organised in accordance with 7.1.

7.6        The Shareholders shall use their reasonable endeavours to ensure that Supervisory Directors appointed or requested to be appointed by them attend Supervisory Board meetings that are convened in accordance with Clause 7.1.

Quorum

7.7        Unless otherwise specified in this Agreement the quorum for a Supervisory Board meeting shall be satisfied if at least four Supervisory Directors (including if any Yandex Supervisory Directors have been appointed at the relevant time, at least one Yandex Supervisory Director and, if any Uber Supervisory Directors have been appointed at the relevant time, at least one Uber Supervisory Director) are present (or represented by Proxy in accordance with Clause 6.16) and entitled to vote at the time the relevant business is transacted.

7.8        If a quorum is not present within 90 minutes of the time appointed for the meeting (or ceases to be present for 90 minutes), the meeting shall be adjourned to be held ** later at the same time and place (unless all Supervisory Directors agree otherwise). Without prejudice to Clause 11  (Reserved Matters), the quorum at such adjourned meeting shall be as set out in Clause 7.7.

7.9        Supervisory Directors shall be regarded as present for quorum purposes if represented in accordance with Clause 6.16.

Voting at Supervisory Board meetings

7.10      Each Supervisory Director shall have one vote (except that, for the avoidance of doubt, a Supervisory Director who is representing another Supervisory Director shall be entitled to exercise both his own vote and the vote of the other Supervisory Director that he represents).

7.11      Save in relation to a Reserved Matter that is considered by the Supervisory Board, all business arising at any Supervisory Board meeting shall be determined by resolution passed by a majority of the total votes of all Supervisory Directors present, entitled to vote and voting. Notwithstanding the foregoing, decisions of the Supervisory Board may also be taken without a meeting, without prior notice, and without a vote, by unanimous written resolution unless prohibited under the Articles and Applicable Law.

7.12      If there is a tie of votes in a vote taken in relation to the resolutions of the Supervisory Board, the proposal shall be deemed to be rejected.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

7.13      The Shareholders shall ensure that the Company shall maintain its corporate seat, corporate registration and principal business address (including amongst others its administration, bookkeeping and main bank accounts) in the Netherlands.

7.14      The Company shall procure that minutes are prepared of each Supervisory Board meeting as soon as reasonably practicable following each Supervisory Board meeting and circulated to all Supervisory Directors for signature by at least one Yandex Supervisory Director and one Uber Supervisory Director.

Committees

7.15      The Supervisory Directors may by majority resolution delegate any of their powers (except in relation to any Reserved Matter, which must be made by the Supervisory Board to a committee consisting of at least three Supervisory Directors, of whom:

7.15.1      Yandex shall be entitled, for so long as Yandex holds:

(A)        at least ** of its Initial Proportion, to nominate the majority of members to the committee; and

(B)        at least ** but less than ** of its Initial Proportion, to nominate at least one (1) member to the committee; and

7.15.2      Uber shall be entitled, for so long as Uber maintains at least ** of its Initial Proportion, to nominate at least one (1) member to the committee.

7.16      A committee constituted in accordance with Clause 7.15 may include, without limitation a:

7.16.1      compensation committee;

7.16.2      audit committee;

7.16.3      nominations committee;

7.16.4      compliance committee;

7.16.5      Uber Excluded Territories Committee; and

7.16.6      Yandex Excluded Territories Committee.

7.17      Decisions of a committee shall be taken by majority resolution, subject to compliance with the Reserved Matters as set out in Schedule 2 of this Agreement.

7.18      Save as otherwise agreed by the Shareholders or specified in Clause 7.15, the provisions of this Agreement and the Articles with respect to the regulation of meetings of the Supervisory Board shall apply, mutatis mutandis, to meetings of any committee.

Observers

7.19      Subject to Clause 11  (Reserved Matters), the Company may invite up to ** representatives nominated in writing by Yandex and up to ** representative nominated by Uber, from time to time (an "Observer"), to attend all meetings of the Supervisory Board, any committee constituted in accordance with Clause 7.15, and all meetings of the board of directors or other executive bodies of any Subsidiary (as applicable), in a non-voting observer capacity. In addition to inviting an Observer to attend all such meetings, the Company (or the relevant Subsidiary) shall give an Observer copies of all notices, minutes, consents, and other materials that it provides to its Supervisory Directors, members of executive bodies or committee members (as the case may be) at the same time as such documents are provided to such persons.

7.20      Notwithstanding Clause 7.19, the Supervisory Board shall exclude any Observer from access to any meeting or any portion thereof if the Supervisory Board reasonably believes that (a) such exclusion is reasonably necessary to satisfy its fiduciary duties, to preserve attorney-client privilege or to protect highly confidential proprietary information, (b) there is, or is reasonably likely to be, a conflict of interest between the Group, on the one hand, and such Observer, on the other hand, with respect to matters to be discussed or actions to be taken at such meeting, or (c) such Observer is a representative or otherwise affiliated with a

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Restricted Entity or otherwise a competitor of the Company or any of its Subsidiaries, or for other similar reasons.

7.21      Subject to Clause 12.12, each Shareholder shall procure that any Observer nominated by it in accordance with Clause 7.19 shall:

7.21.1     keep confidential (as contemplated by Clauses 29.4 to 29.6) all information which they receive about the Group and the Business or the Shareholders or their Affiliates or subsidiary undertakings or parent undertakings; and

7.21.2     enter into a confidentiality agreement with the Company on terms which are consistent with and not less restrictive than the confidentiality provisions of this agreement and those applicable to the Supervisory Directors, including without limitation provisions that shall not prejudice legal privilege or give rise to any regulatory or anti-trust issues for the Group.

Recusal

7.22      Each Shareholder and any Nominee Supervisory Director shall be entitled to recuse itself (and abstain from voting) in relation to any meeting where such meeting will address a matter relating to Sanctions or a Restricted Party by prior written notice to the other Shareholders or Supervisory Directors (as applicable) specifying the relevant matter. Following such written notice, the relevant meeting shall only be entitled to address the issue in relation to which the relevant person recused itself (for which purposes, if otherwise required, the presence of the person who has recused itself shall not be required for the meeting to be quorate and the vote of such person shall not be required to approve measures or actions in respect of such issue) and all other matters shall be postponed to a separate meeting.

Conflicts of interest

7.23      A Supervisory Director who has a Conflict of Interest shall immediately report this to the other Supervisory Directors and the Shareholders. He will make himself available to provide all information relevant to the Conflict of Interest to the other Supervisory Directors and the Shareholders, but he may not participate in the discussions and the decision making process with respect to the subject matter to which the conflict pertains.

7.24      A Supervisory Director who serves as supervisory director, officer or employee of any company or firm with which the Company (or other Group Company, as applicable) shall contract or otherwise engage in business shall not, solely by reason of such affiliation with such other company or firm, be held as having a Conflict of Interest for the purpose of Clause 7.23.

7.25      Where, by reason of a Conflict of Interest, the number of Supervisory Directors required in order to validly deliberate and vote is not met, the Supervisory Board may decide to submit the decision on this specific item to the Shareholders’ general meeting. This Clause 7.25 and Clause 7.23 are without prejudice to Clauses 11.8 and 11.9.

Tax matters

7.26      The Parties will take reasonable measures to ensure that the Company will at all times be compliant with Dutch law and regulations that have an effect on the tax position of the Company.

8.          INDEMNIFICATION OF MANAGING DIRECTORS AND SUPERVISORY DIRECTORS, INSURANCE AND ADVANCEMENT OF EXPENSES

The Shareholders acknowledge and agree that the indemnification and advancement agreements in respect of each Managing Director and Supervisory Director shall provide for the following (and, for the avoidance of doubt, if there is any conflict between this Clause 8 and any indemnification and advancement agreement in respect of each Managing Director and Supervisory Director, then the provisions of this Clause 8 shall prevail to the extent permitted by Applicable Law):

Execution version

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8.1        The Managing Directors and Supervisory Directors nominated by the Shareholders may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Shareholder that nominated them, which are intended to be secondary to the primary obligation of the Company to indemnify such Managing Directors and Supervisory Directors as provided herein. Notwithstanding anything contained herein to the contrary, the Company:

8.1.1       shall be the indemnitor of first resort (i.e., its obligations to such Managing Directors and Supervisory Directors are primary and any obligation of any Shareholder to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Managing Directors and Supervisory Directors are secondary);

8.1.2       shall be required to advance the full amount of expenses incurred by such Managing Directors and Supervisory Director and shall be liable for the full amount of all expenses, liabilities and losses reasonably incurred or suffered by such Managing Directors and Supervisory Directors to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Managing Director or Supervisory Director), without regard to any rights such Managing Directors and Supervisory Directors may have against any Shareholder; and

8.1.3       hereby irrevocably waives, relinquishes and releases each Shareholder from any and all claims against such Shareholder for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by any Shareholder on behalf of any Managing Director and Supervisory Director nominated by such Shareholder with respect to any claim for which such Managing Director or Supervisory Director has sought indemnification from the Company shall affect the foregoing, and the Shareholders shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Managing Director and Supervisory Director against the Company.

8.2        Upon Completion and thereafter upon the request of a Shareholder whose Equity Proportion is at least **, the Company and the relevant Group Company shall:

8.2.1       obtain directors' and officers' liability insurance ("D&O Insurance") for the benefit of the Managing Director(s) and Supervisory Director(s) nominated by such Shareholder (as required by the requesting Shareholder) on customary terms that are satisfactory to that requesting Shareholder (acting reasonably) and, in any case, no less favourable than would be applicable to the Managing Directors and Supervisory Directors in their capacity as directors of any Yandex or Uber group company (as applicable) provided that such terms are available in the market of the relevant jurisdiction in which the D&O Insurance is obtained; and

8.2.2       terminate or renew any such D&O Insurance on the same or varied terms as are satisfactory to that requesting Shareholder (acting reasonably).

8.3        The Company shall be responsible for all costs and expenses of such D&O Insurance (including any amounts payable upon a termination or renewal requested pursuant to this Clause 8). Expenses incurred by Managing Director(s) and Supervisory Director(s) who may be entitled under any Applicable Law to advancement of expenses in defending any claim for which the Managing Director(s) and Supervisory Director(s) may be entitled to recourse under the D&O Insurance shall be payable by the Company.

9.          DECISIONS OF SHAREHOLDERS OF THE COMPANY

9.1        Decisions of the Shareholders may be taken either at a Shareholders' general meeting or (where permitted under the Articles and by Applicable law) by written resolution of the Shareholders. Subject to the Articles and Applicable Law, on each occasion when decisions are to be taken by Shareholders, the Shareholders shall consider (acting reasonably)

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

whether such decisions shall be taken by written resolution of the Shareholders (taking into account practicality, cost, legal, fiscal and other relevant considerations).

9.2        Shareholders' general meetings shall take place in accordance with the Articles and Applicable Law in the Netherlands. Shareholders' general meetings (including adjourned meetings) may be convened by the Supervisory Board, and the Supervisory Board shall convene a Shareholders' general meeting upon the request of one or more Shareholders who together hold ** or more of the Shares.

9.3        At ** written notice (excluding the day on which the notice is given and the day on which the meeting is held) shall be given to the Shareholders of any Shareholders' general meeting (by email, and may be supplemented by copies sent by courier) unless a shorter notice period is approved by the Shareholders unanimously, and shall specify the location, date and time of the Shareholders' general meeting and an agenda specifying in reasonable detail the matters to be discussed at the Shareholders' general meeting together with all relevant matters to be approved to the extent then available; provided that if the holders of all Shares are present or represented at a Shareholders' general meeting, the Shareholders' general meeting may be held without prior notice. Matters not on the agenda, or business conducted in relation to those matters, described in reasonable detail, may not be raised at a Shareholders' general meeting unless all Shareholders agree in writing.

9.4        A Shareholder may act at a Shareholders' general meeting by appointing another person to serve as such Shareholder's proxy in writing.

9.5        The quorum at a Shareholders' general meeting shall, for so long as Yandex or Uber hold at least ** of their respective Initial Proportion, be one representative of each of Yandex or Uber (as applicable), in each case present (whether in person, by authorised representative or by proxy).

9.6        If a quorum is not present within 90 minutes of the time appointed for the Shareholders' general meeting (or ceases to be present for 90 minutes), the chairman of the Shareholders' general meeting shall adjourn the meeting to be held ** after the original date at the same time and place (unless all Shareholders agree otherwise). Without prejudice to Clause 11  (Reserved Matters), the quorum at such adjourned meeting shall be as set out in Clause 9.5. Notice of the adjourned Shareholders' general meeting shall be given by the Company.

9.7        Except for the Reserved Matters and where otherwise required by Applicable Law, the Shareholders shall decide on matters by Shareholders holding more than half of the share capital of the Company.

9.8        Subject to Clause 9.9, all Shareholders' general meetings shall be held at the registered office or at such other place within the Netherlands as shall be specified or fixed in the notices or waivers of notice thereof.

9.9        The Shareholders may participate in and hold a Shareholders' general meeting using a conference telephone or similar communications equipment by means of which all Shareholders participating in the Shareholders' general meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at such meeting.

9.10      The Company shall procure that minutes are prepared of each Shareholders' general meeting as soon as reasonably practicable following each Shareholder meeting and circulated to all Shareholders.

10.        CORPORATE GOVERNANCE OF SUBSIDIARIES

10.1      Without prejudice to the remainder of this Clause 10, the Parties agree that the structure, scope of competence, formation and operational procedures of the governing bodies of the Subsidiaries shall at all times comply with the provisions of this Agreement to the fullest extent permitted by the Applicable Law. The Shareholders and the Company shall promptly procure (at the cost and expense of the Company) that the Charters of the Subsidiaries shall reflect the same at all times and that all decisions, resolutions and approvals of each Group

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Company are adopted or passed as necessary to amend or replace the Charter, as applicable, of the relevant Subsidiary accordingly.

10.2      Pursuant to this Agreement and the relevant Charter (as amended or replaced pursuant to Clause 10.1), each Subsidiary shall have the following governing bodies:

10.2.1      a general shareholders meeting or equivalent body; and

10.2.2      a sole executive body comprised of the general director (in Russian, генеральный директор), the managing director or the equivalent of a managing director (as applicable),

provided that, in the event the Applicable Laws require that the structure of governing bodies of any Subsidiary to be different to the one contemplated above, the Parties shall work together to procure the relevant amendment to the Charter of such Subsidiary as may be required, provided in all cases that the provisions of such amended Charter shall comply with the provisions of this Agreement to the fullest extent permitted by Applicable Law and, without limiting the generality of the foregoing, no decision in respect of any Reserved Matters is taken other than with the consent of Uber or an Uber Supervisory Director in accordance with Clause 11  (Reserved Matters).

10.3      Where the Supervisory Board or the Shareholders (as the case may be) have passed a decision, in accordance with the provisions of this Agreement and the relevant Charters, in relation to any Subsidiary which is not a direct Subsidiary of the Company ("Affected Subsidiary"), the Shareholders and the Company shall procure, so far as they are legally able, that the relevant governing bodies of the Subsidiary being the direct shareholder or participant of such Affected Subsidiary shall pass all corporate decisions as necessary in order to implement the Supervisory Board's or Shareholder's (as the case may be) decision in relation to such Affected Subsidiary.

10.4      The Charter of each Subsidiary shall expressly provide for all Reserved Matters (to the extent applicable) in relation to such Subsidiary (or any subsidiary of that Subsidiary) to be resolved at the general shareholders meeting of that Subsidiary.

11.        RESERVED MATTERS

Approval of Reserved Matters

11.1      For so long as Uber holds at least ** of its Initial Proportion, the Company, the Supervisory Board and the Management Board shall not do or permit to be done, and the Shareholders and the Company (in relation to the Subsidiaries) shall procure, in accordance with Applicable Laws, that no Group Company shall do or permit to be done, any matters listed in Schedule 2 or anything the effect of which is analogous or comparable in substance to any of the matters listed in Schedule 2 ("Reserved Matters") without the prior written approval of:

11.1.1     (if the matter is to be considered by the Shareholders, as indicated in Clause 11.2 and Schedule 2), Uber; and

11.1.2     (if the matter is to be considered by the Supervisory Board) a majority of the votes of the Supervisory Directors present, entitled to vote and voting, which majority must include at least one Uber Supervisory Director.

11.2      The Shareholders agree that:

11.2.1     all Reserved Matters marked in bold and italics in Schedule 2 shall be considered and resolved by the Shareholders; and

11.2.2     all other Reserved Matters shall be considered and resolved by the Supervisory Board.

11.3      If Uber or the Uber Supervisory Directors (as applicable) do not provide written approval with respect to a Reserved Matter, the Company and the Subsidiaries shall not be entitled to transact on such Reserved Matter.

Reserved Matter escalation process

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11.4      An  "Escalation Matter" is a situation in which Yandex wishes to implement a Reserved Matter and a Yandex Supervisory Director or Yandex has, in accordance with this Agreement (i) proposed a resolution to approve such Reserved Matter to be passed at a meeting of the Supervisory Board or a general meeting of the Shareholders or (ii) requested in writing that Uber (or the Uber Supervisory Directors) provide written consent to such Reserved Matter (a "Written Request"), and:

11.4.1     in the case of a proposal before the general meeting of Shareholders, Uber either (i) failed to attend two successive such general meetings at which such Reserved Matter is duly proposed, or (ii) voted against or abstained on the vote in respect of such proposal, with the result that it was not approved as a Reserved Matter;

11.4.2     in the case of a proposal before the Supervisory Board, either (i) two successive meetings of the Supervisory Board (excluding a meeting adjourned in accordance with Clause 7.8) the agenda for which meetings includes such proposal are inquorate by reason of the absence of one or more Uber Supervisory Directors, or (ii) one or more Uber Supervisory Directors voted against or abstained on the vote in respect of such proposal, with the result that it was not approved as a Reserved Matter; or

11.4.3     in the case of a Written Request, Uber or one or more Uber Supervisory Directors (as appropriate) has failed within ** of such Written Request to provide its or his written consent in respect of the relevant proposal, with the result that it was not approved as a Reserved Matter.

11.5      Yandex may within ** of the occurrence of an Escalation Matter in accordance with Clause 11.4 serve written notice on Uber (an "Escalation Notice"):

11.5.1      stating that in its opinion an Escalation Matter has occurred; and

11.5.2      identifying the Reserved Matter giving rise to the Escalation Matter.

11.6      The Shareholders undertake that they shall:

11.6.1     within ** following the service of the Escalation Notice, refer the Escalation Matter to a chief operating officer or chief financial officer  (a "Management Representative") of each Shareholder (or of the ultimate holding company within its Shareholder's group, if applicable), who will meet at least once in person if possible and practicable, or by video-conference, to attempt, in good faith, to resolve such matter within ** from the date the Escalation Matter is so referred to them; and

11.6.2     in the event that the Management Representatives cannot resolve the Escalation Matter within ** of the referral of such matter to them, the Escalation Matter will be referred to the chief executive officer of each Shareholder (or of the ultimate holding company within its Shareholder's group, if applicable), who will meet at least once in person, if possible and practicable, or by video-conference, to attempt, in good faith, to resolve such matter within ** from the date the Escalation Matter is so referred to them.

11.7      If an Escalation Matter is not resolved pursuant to the escalation mechanism outlined in Clauses 11.4,  11.5 and 11.6 the Reserved Matter will not be implemented and the status quo preserved.

RP Claims

11.8      A Shareholder that is, or a Related Party of which is, a party to a Related Party Contract shall exercise its voting rights at any Shareholders' general meeting convened to decide on such matter in accordance with the instructions of those Shareholders who are not parties to the Related Party Contract giving rise to such RP Claim.

11.9      A Supervisory Director appointed by a Shareholder that is, or a Related Party of which is, a party to a Related Party Contract shall not be entitled to vote on any Supervisory Board resolution in relation to an RP Claim and no Supervisory Board meeting at which a resolution

Execution version

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in relation to a RP Claim is considered shall be inquorate by virtue of the absence of Supervisory Directors appointed by the Shareholder that is (or whose Related Party is) a party to a Related Party Contract.

12.        FINANCIAL MATTERS AND INFORMATION

Auditors

12.1      The auditors of the Group shall be one of the Approved Auditors or such other auditors as may be approved by the Supervisory Board or the Shareholders in accordance with Clause 11 (Reserved Matters), and the first such auditor shall be KPMG.

Financial year

12.2      The Company's financial year shall be 1 January to 31 December.

Information

12.3      The Company undertakes to each of Yandex and Uber that it will:

12.3.1      allow each of Yandex and Uber (and their advisers and Affiliates) to examine the books, records and accounts of each Group Company on reasonable notice, during normal business hours; and

12.3.2      supply each of Yandex and Uber with all information (including copies of all published accounts, monthly management accounts and operating statistics and other trading and financial information, notices of shareholder or participant meetings of each of the Group Companies and all other circulars and notices issued or given to the shareholders or participants of each Group Company):

(A)        relating to the Business or otherwise to the affairs and financial or other position of each Group Company as is reasonably requested by Yandex or Uber to keep it properly informed about the business and affairs of the Group;

(B)        required by Yandex or Uber to verify compliance by the Company with the obligations set out in Clauses 15.3 and 15.5  (Continuing Obligations), and the on-going compliance of the Group with the policies, procedures and programmes set out in Clauses 15.3 and 15.5 (as applicable); and

(C)        that is in the possession of the Company or another Group Company and which is reasonably required by Yandex or Uber for the purposes of compliance with the requirements of any Governmental Authority that regulates Yandex or Uber or any of their Affiliates or any internal policies applicable to Yandex or Uber or any of their Affiliates (as applicable).

12.4      Without prejudice to the generality of Clause 12.3, the Company shall supply each of Yandex and Uber with copies of:

12.4.1     each Budget, approved in accordance with Clause 13  (Budgets);

12.4.2     quarterly unaudited consolidated management accounts of the Group with (i) key performance indicators, (ii) performance charts, and (iii) management  commentaries on the Group's performance, as soon as reasonably practicable after the end of each quarter of each financial year and in any event within ** thereafter;

12.4.3     monthly unaudited management accounts of the Group with (i) key performance indicators, and (ii) management commentaries on the Group's performance, as soon as reasonably practicable after the end of the month to which they relate and in any event within ** thereafter. These shall include a consolidated profit and loss account, balance sheet and cash flow statement, including a statement of progress against the then current Budget and up-to-date forecasts for the balance of the relevant financial year; and

12.4.4     a summary of any matters or series of matters which has had or is reasonably likely to have, in each case in the reasonable opinion of the Company, a material adverse

Execution version

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effect on the business, property, operations or condition (financial or otherwise) of the Company or the Group, except for matters that comprise a change in general economic conditions or outlook, financial, credit or securities markets or political or regulatory conditions, whether globally or in any country (including Russia) or market unless such change has or can reasonably be expected to have a disproportionate effect on the Group as compared to other companies operating in the countries or jurisdictions in which the Group operates.

Annual accounts

12.5      Without prejudice to the generality of Clause 12.3, the Company shall supply each of Yandex and Uber with:

12.5.1     the Group's consolidated profit and loss account, balance sheet, trial balance and cash flow statement, in respect of each financial year of the Company, as soon as reasonably practicable after the end of each financial year and in any event (unless otherwise agreed by the Parties) in respect of the 2018 financial year and each subsequent financial year, no later than ** after the end of such year;

12.5.2     (x) drafts of the consolidated annual financial statements of the Group, prepared in accordance with U.S. GAAP, in respect of each financial year of the Company, as soon as reasonably practicable after the end of each financial year and in any event (unless otherwise agreed by the Parties) no later than ** after the end of the 2018 financial year and each subsequent financial year, and (y) at least ** thereafter, material adjustments, if any, that are made to such statements until the delivery of consolidated annual financial statements of the Group in accordance with Clause 12.5.3; and

12.5.3     copies of audited consolidated annual financial statements of the Group, prepared in accordance with U.S. GAAP, in respect of each financial year of the Company, as soon as reasonably practicable after the end of each financial year and in any event within the period specified by Applicable Law and in any event (unless otherwise agreed by the Parties) no later than ** after the end of the 2018 financial year and each subsequent financial year, and the Company shall provide Yandex and Uber with the opportunity to review and provide reasonable comments on such drafts (referred to in Clause 12.5.2) prior to providing copies of the audited consolidated financial statements of the Group in accordance with Clause 12.5.3.

12.6      Notwithstanding Clause 12.5, and without prejudice to the generality of Clause 12.3, following an initial public offering by Uber (or its ultimate parent company, Uber Technologies, Inc.) (as applicable, a "Uber IPO"), the Company shall instead supply Uber with:

12.6.1     the Group's consolidated profit and loss account, balance sheet, trial balance and cash flow statement, in respect of each financial year of the Company, as soon as reasonably practicable after the end of each financial year and in any event (unless otherwise agreed by the Parties) no later than ** after the end of (i) the first financial year following an Uber IPO and (ii) each subsequent financial year;

12.6.2     (x) drafts of the consolidated annual financial statements of the Group, prepared in accordance with U.S. GAAP, in respect of each financial year of the Company, as soon as reasonably practicable after the end of each financial year and in any event (unless otherwise agreed by the Parties) no later than ** after the end of (i) the first financial year following an Uber IPO and (ii) each subsequent financial year, and (y) at least ** thereafter, adjustments, if any, that are made to such statements until the delivery of consolidated annual financial statements of the Group in accordance with Clause 12.6.3; and

12.6.3     copies of audited consolidated annual financial statements of the Group, prepared in accordance with U.S. GAAP, in respect of each financial year of the Company, as soon as reasonably practicable after the end of each financial year and in any

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

event within the period specified by Applicable Law and in any event (unless otherwise agreed by the Parties) no later than ** after the end of (i) the first financial year following an Uber IPO and (ii) each subsequent financial year, and the Company shall provide Uber with the opportunity to review and provide reasonable comments on such drafts (referred to in Clause 12.6.2) prior to providing copies of the audited consolidated financial statements of the Group in accordance with Clause 12.6.3.

Quarterly accounts

12.7      Without prejudice to the generality of Clause 12.3, the Company shall supply each of Yandex and Uber with:

12.7.1     the Group's condensed consolidated profit and loss account, balance sheet, trial balance and cash flow statement, in respect of each quarter of each financial year of the Company, as soon as reasonably practicable after the end of each quarter of  each financial year and in any event (unless otherwise agreed by the Parties) no later than ** after the end of (i) the first applicable quarter of the financial year following Completion and (ii) each subsequent quarter of each financial year; and

12.7.2     a quarterly reporting package as has been mutually agreed between the Company and Uber which shall include, as a minimum, all information necessary to allow Uber to prepare its own quarterly financial statement disclosures and comply with applicable quarterly reporting obligations, together with any report of an auditor’s review thereof, as soon as reasonably practicable after the end of each quarter of each  financial year and in any event within the period specified by Applicable Law and in any event (unless otherwise agreed by the Parties) no later than ** after (i) the end of the first applicable quarter following Completion and (ii) each subsequent quarter of each financial year; provided, that the Company shall supply Uber and Yandex with a draft of such reporting package no later than ** after (i) the end of the first applicable quarter following Completion and (ii) each subsequent quarter of each financial year and the Company shall provide Yandex and Uber with the opportunity to review and provide reasonable comments on such drafts prior to providing the final quarterly reporting package.

12.8      Notwithstanding Clause 12.7, and without prejudice to the generality of Clause 12.3, following an Uber IPO, the Company shall supply Uber with:

12.8.1     the Group's condensed consolidated profit and loss account, balance sheet, trial balance and cash flow statement, in respect of each quarter of each financial year of the Company, as soon as reasonably practicable after the end of each quarter of  each financial year and in any event (unless otherwise agreed by the Parties) no later than ** after the end of (i) the first applicable quarter of the financial year following an Uber IPO and (ii) each subsequent quarter of each subsequent financial year; and

12.8.2     a quarterly reporting package as has been mutually agreed between the Company and Uber which shall include, as a minimum, all information necessary to allow Uber to prepare its own quarterly financial statement disclosures and comply with applicable quarterly reporting obligations, together with any report of an auditor’s review thereof, as soon as reasonably practicable after the end of each quarter of each  financial year and in any event within the period specified by Applicable Law and in any event (unless otherwise agreed by the Parties) no later than ** after the end of the end of (i) the first applicable quarter of the financial year following a Uber IPO and (ii) each subsequent quarter of each subsequent financial year; provided, that the Company shall supply Uber and Yandex with a draft of such reporting package no later than ** after (i) the end of the first applicable quarter following Completion and (ii) each subsequent quarter of each financial year and the Company shall provide Yandex and Uber with the opportunity to review and provide reasonable comments on such drafts prior to providing the final quarterly reporting package..

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

12.9      Without prejudice to the generality of Clause 12.3, the Company shall supply each of Yandex and Uber with any other supporting information reasonably requested by Yandex or Uber to assist Yandex or Uber (as may be the case) with the preparation of the full year and quarter year audited financial accounts of Yandex,  Uber or any of their Affiliates (as applicable) as soon as reasonably practicable and not later than within ** of such request.

12.10    Without prejudice to Clauses 12.3 to 12.9 (inclusive) the Company shall procure that each Group Company shall provide to Uber and any U.S. Investor information available to such Group Company reasonably requested by Uber or such U.S. Investor (as applicable), which is necessary for the U.S. tax filings of Uber or such U.S. Investor (as applicable) (or its direct or indirect owners) or filing of the U.S. tax elections requested pursuant to Schedule 7, and Uber or such U.S. Investor (as applicable) shall reimburse the Group Company providing such information for the reasonable costs incurred by such Group Company to comply with such Group Company's obligation to provide such information. Further the Group Company shall (at the expense of Uber or such U.S. Investor, as applicable) provide all information and supporting files (as agreed upon between Uber or such U.S. Investor, as applicable, and the Group Company) to enable Uber or such U.S. Investor, as applicable to ensure timely completion and filing of their quarterly and annual financials which in no event shall the information be provided later than ** after each year end and ** after each respective quarter end.

12.11    Each of Yandex and Uber, for so long as they hold any Shares, and/or their representatives, shall have the right, at their expense, to visit and inspect any of the properties of the Company or any of its Subsidiaries within the Territories, and to discuss the affairs, finances and accounts of the Company and/or any of its Subsidiaries with its respective officers and employees, in each case during normal business hours upon reasonable advance notice.

12.12    Subject to Clauses 3.6 and 3.8 to 3.13 (inclusive), each of Yandex,  Uber and the Company agree that, for the purposes of Clauses 6.15,  7.21 and 12.3 to 12.11 (inclusive) and otherwise, the Supervisory Directors and Managing Directors shall be entitled to pass any information (with the exception of any commercially sensitive information, as reasonably determined unanimously by the Supervisory Board) relating to any Group Company, the Business or affairs of any of the Group Companies, received by such persons in their capacity as Supervisory Directors or Managing Directors, to Yandex or Uber that appointed such Supervisory Director or Managing Director, and neither Yandex,  Uber nor the Company shall raise any objection to such passing of information nor allege any breach of any duty of confidence to the Company or any other Group Company as a result of such action. Any such information provided as contemplated by this Clause shall be Confidential Information for the purposes of this Agreement and Clauses 29.4 to 29.6 shall apply to it.

12.13    Yandex,  Uber and the Company shall use their respective powers (so far as they are legally able) to procure that each Subsidiary provides to the Company the financial information (including without limitation budgets and requests for funding) to enable the Company to comply with Clauses 12.3 to 12.11 (inclusive).

Audit rights

12.14    Without limiting Clause 12.3, each of Yandex and Uber shall be entitled to full audit rights with respect to the Group, its activities and its books and records, provided that such audit rights of Yandex or Uber as applicable shall be limited to: (a) a maximum of two audits in any rolling period of three financial years; and (b) a maximum of one audit in any single financial year. Accordingly, the Group shall cooperate (and Yandex and Uber shall procure that the Group cooperates) with any audit initiated by Yandex or Uber and shall promptly grant to Yandex or Uber (as applicable) and, if requested by Yandex or Uber, its advisors, consultants, agents or other representatives: (i) access to any books, records, information and systems (including without limitation receipts and expenses) relevant to the subject matter of the audit; and (ii) access to the Group's premises and properties for the purpose of carrying out the audit, in each case on reasonable notice and during its normal business hours. Yandex and Uber shall make themselves available to discuss the business and records of the Group with the party that requested the audit and its or their advisors, consultants, agents and representatives (including all information reasonably required by

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Yandex or Uber to comply in a timely manner with their own reporting obligations to their own investors or any Governmental Authority).

12.15    In the event that deficiencies or exceptions are noted in audits or reviews, and provided that such deficiencies or exceptions shall be duly documented, Yandex,  Uber and the Group shall participate in good faith negotiations with the view to finding an agreement upon a possible remediation plan. In the event that a material legal or regulatory deficiency is identified by an audit, each of Yandex or Uber may provide the Group with written notice of such material deficiency. The Company undertakes to use reasonable efforts to cure such material deficiency to the satisfaction of Yandex or Uber (as applicable) within the lesser of (i) ** following receipt of first written notice from Yandex or Uber (as applicable) and (ii) the time period recommended by the auditor to remedy such deficiency.

12.16    All fees and costs relating to an audit under Clause 12.14 shall be borne by the party (being, either Yandex or Uber (as the case may be)) that initiated the audit.

13.        BUDGETS

13.1      The Supervisory Board shall approve the Budgets for the 2018 financial year and all subsequent periods in accordance with Schedule 8  (Budget).

14.        BRANDING

14.1      The Company shall, and the Shareholders shall procure that the Company shall, operate the Business under, and with the use of, the brands in the applicable Territories in accordance with the terms and conditions of the Yandex Trademark Licensing Agreement and the Uber Trademark Licensing Agreement.

15.        CONTINUING OBLIGATIONS

Internal controls and compliance

15.1      The Supervisory Board shall implement and maintain an internal control manual, a yearly review of the Group's internal control procedures (requiring an annual compliance report to the Supervisory Board) and an internal audit system and internal controls. Meetings of the compliance committee of the Supervisory Board shall be held in the Netherlands.

Anti-Bribery and Corruption

15.2      In their capacity as shareholders of the Company, the Shareholders shall not, and the Company shall not, and the Company shall procure that each of the other Group Companies shall not, whether directly or through any other persons acting on their behalf, engage in any Corrupt Act or violate, incur any liability under or become subject to penalty under any Corruption Laws, or knowingly cause any Shareholder to violate, incur any liability under or become subject to penalty under, or request any action, inaction or services that would violate any Corruption Laws. The applicable Shareholder or the Company (as the case may be) shall promptly notify each other Party of any breach of this Clause 15.2.

Ethical policies

15.3      The Shareholders and the Company agree that as soon as practicable, and by no later than three (3) months following Completion the Company will adopt, implement and maintain, the following policies and procedures:

15.3.1     an anti-corruption compliance programme for the Group (by implementing and maintaining written policies and procedures) which complies with all Corruption Laws and meets generally recognised international standards for an anti-corruption compliance programme in relation to each of the core elements identified in Schedule 6  (Anti-Corruption Compliance Programme); and

15.3.2     written policies and/or procedures for the Group reasonably designed to ensure compliance with Applicable Laws, to be applied as appropriate to all current and future operations, addressing, without limitation, Applicable Laws relating to conduct of business and ethics, employment law and health and safety regulations.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Subject to Clause 11  (Reserved Matters), the Shareholders agree that: (a) any such policies and procedures must be tailored to the Business, including the jurisdiction(s) in which it operates and the Applicable Laws that are relevant to the Business and the Group; (b) the first draft of such policies and procedures shall be prepared by the Company with the assistance of an international law firm and in consultation with each of Yandex and Uber; and (c) the final form of such policies and procedures (and any amendments thereto) shall be agreed by each of Yandex and Uber (acting reasonably) and approved by the Supervisory Board.

Sanctions

15.4      The Company shall not, and shall procure that, in the course of their duties for the Company and/or any of the Subsidiaries, the Subsidiaries and its and their officers, directors and employees shall not:

15.4.1     contribute or otherwise make available, directly or knowingly indirectly to, or for the benefit of, any person (whether or not related to any Group Company) any part of any funds received (directly or indirectly) by the Company and/or any of the Subsidiaries from any Shareholder (i) to fund any activities or business of or with any person or in any country or territory in violation of applicable Sanctions; or (ii) to fund any business in circumstances where it knows, or could reasonably be expected to know, that the application of those funds will be applied towards any illegal or criminal activity; or

15.4.2     engage in, facilitate or fund, directly or knowingly indirectly, any unauthorised business activities (including, but not limited to, imports, exports, reexports, or transfer of products, services, or technology) with, or for the benefit of:

(A)        any person in violation of applicable Sanctions; or

(B)        a person that is a Restricted Party; or

15.4.3      engage in any transaction, activity or conduct:

(A)        that would cause a Group Company to violate any Sanctions; or

(B)        that would reasonably be expected to result in a Group Company being designated as a Restricted Party or a target of Sanctions.

15.5      The Shareholders and the Company agree that within three (3) months following Completion the Company shall adopt, implement and maintain written policies and procedures for the Group reasonably designed to ensure compliance with Clause 15.4 and Sanctions.

15.6      The Shareholders are not themselves Restricted Parties or targets of Sanctions, or ** or more owned or Controlled by Restricted Parties or targets of Sanctions. Each Shareholder warrants that it will immediately notify the other Parties in writing of any changes in ownership or Control which would render the above statement inaccurate.

US Tax covenants

15.7      If the filing of a U.S. tax election is required pursuant to Schedule 7,  Uber or any U.S. Investor (as applicable) requesting such election shall provide the relevant Group Company with a template of the relevant filing form or statement and shall reimburse the relevant Group Company for the reasonable costs incurred as a result of making such filing if such filing is made by the relevant Group Company. Each Shareholder shall promptly notify the Company if (a) it becomes a U.S. Investor (or an Affiliate of a U.S. Investor); or (b) ceases to be a U.S. Investor.

Undertakings in respect of the Company and the Subsidiaries

15.8      The Company shall:

15.8.1     on the date of this Agreement register the appointment of the initial Management Board and Supervisory Board of the Company as has been agreed and approved by each of Yandex and Uber and the Shareholders’ general meeting. For the avoidance of doubt, the parties acknowledge and agree that Tigran Khudaverdyan shall serve as the initial CEO of the Company, Alex de Cuba shall serve as the

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

initial Dutch Director of the Company, and the Senior Managers shall be as set forth in Clause 4.1;

15.8.2     with effect from the date of this Agreement, the Parties undertake to comply with the Deed of Covenant in accordance with its terms;

15.8.3     within one (1) month from Completion:

(A)        amend the Charters of the Subsidiaries to reflect the provisions of this Agreement; and

(B)        amend the Articles on terms satisfactory to the Shareholders to more fully reflect the provisions of this Agreement (including setting out in full all Reserved Matters and the applicable approval thresholds); and

15.8.4     and each of Uber and Yandex shall cause the Company and each of its Subsidiaries to, following Completion, provide reasonable advance written notice to Uber and Yandex prior to the Company or any of its Subsidiaries entering into or adopting any plan of complete or partial liquidation, dissolution, restructuring, recapitalisation or other reorganisation (including any merger or other combination between a Subsidiary of the Company with or into any other Subsidiary of the Company) (as applicable, a “Restructuring”), and neither the Company nor any such Subsidiary, as applicable, shall consummate, or enter into any agreement or otherwise make a commitment to consummate, all or any portion of the Restructuring without the prior written consent of Uber and Yandex.  Uber,  Yandex and the Company shall each use reasonable endeavours to agree to the terms and conditions of the Restructuring to be effectuated as promptly as practicable after Completion. The Restructuring shall at all times comply with the provisions of Section 8.3 (Tax Consequences) of the Contribution Agreement and Clauses 4.2 and 4.3 of Schedule 7.

16.        DIVIDENDS

Any dividends shall be recommended, declared and otherwise paid in accordance with Clause 11  (Reserved Matters) and the Articles.

17.        FURTHER FINANCING

17.1      No Shareholder shall be obliged to:

17.1.1      save for contributions contemplated by Recital (A), contribute any funds (whether in the form of debt or equity) to any Group Company; or

17.1.2      give any security or provide any guarantee on behalf or for the benefit of any Group Company.

18.        ISSUES OF NEW SECURITIES

18.1      With the exception of those Shares issued by the Company to the Foundation under the Roll-Over and  without prejudice to Clause 11  (Reserved Matters), the Company shall not issue, agree to issue, or reserve or set aside for issuance any new Shares or other securities of the Company ("New Securities"), unless it first complies with Clauses 18.2 to 18.10.

18.2      If the Company proposes to issue any New Securities, such issue may comprise:

18.2.1     A Shares or securities exercisable or convertible into A Shares (including any issue of the same in respect of the Equity Incentive Pool); or

18.2.2     with the consent of Yandex and Uber, B Shares or securities exercisable or convertible into B Shares.

18.3      If the Company proposes to issue any New Securities, the Supervisory Board shall deliver to each of Yandex and Uber a written notice in relation to such issuance (a "Pro-rata Offer"), which shall:

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

18.3.1     identify and describe the New Securities subject to the issuance;

18.3.2     offer the New Securities for subscription in cash and on the same terms to each Shareholder pro rata to its Equity Proportion (as close as possible) as at the close of business on the Business Day prior to such offer (a "Pro-rata Entitlement"); and

18.3.3     describe the price and other terms upon which the New Securities are to be issued, the identity of any proposed purchaser and the number or amount of the New Securities, and set out a time (being not less than ** from the date of the Pro-rata Offer) (the "Acceptance Period") within which, if the Pro-Rata Offer is not accepted, it will be deemed to be declined.

18.4      At any time prior to the ** of Completion, as is reasonably necessary for funding the Business of the Group, each of Yandex and Uber shall be entitled but not required to purchase New Securities pursuant to a Pro-rata Offer at the same price per Share as the Entry Price.

18.5      Yandex and Uber may accept a Pro-rata Offer by irrevocable notice of acceptance to the Company within the Acceptance Period. Yandex and Uber are not required to subscribe for their full Pro-rata Entitlements and may do so in part only or not at all. In the event that either Yandex or Uber does not subscribe for its Pro-rata Entitlement fully, that Shareholder's Equity Proportion may be diluted accordingly.

18.6      Within ** of the expiry of the Acceptance Period, the Company shall notify the other Shareholder if either Yandex or Uber does not elect to subscribe for, or is deemed to have declined to subscribe for, its Pro-rata Entitlement (in whole or in part). If either Yandex or Uber does not exercise its rights to subscribe fully for its Pro-rata Entitlement, the other Shareholder having elected to subscribe for its full Pro-rata Entitlement shall be entitled to subscribe for (on the same terms) the New Securities not so subscribed for ("Excess New Securities") by delivery of an irrevocable notice of acceptance to the Company and the other Shareholder on or prior to the expiry of a further ** after the expiry of the Acceptance Period.

18.7      Completion of the subscriptions for the New Securities shall take place within ** of the expiry of the Acceptance Period (as extended as necessary in accordance with Clause 18.6) and on the terms and conditions specified in the Pro-rata Offer.

18.8      For the period of ** after the earlier of the expiry of the Acceptance Period (as extended as necessary in accordance with Clause 18.6), or the date of receipt by the Company of a refusal of every offer made by the Company pursuant to the Pro-rata Offer, the Supervisory Board shall, without prejudice to Clause 11 (Reserved Matters), be entitled to issue to any person any New Securities offered to Shareholders and which have not been subscribed for in accordance with Clause 18.7 ("Third Party Issue"). For the avoidance of doubt, New Securities shall not be issued to any Prohibited Transferee or Prohibited Purchaser.  Any issue pursuant to this Clause 18.8 shall be on the same terms as the Pro-rata Offer and made in such manner and to such third party or parties as the Supervisory Board and Shareholders may think most beneficial to the Company.

18.9      In respect of any New Securities that are new Shares or that are securities convertible into Shares, it shall be a condition of the issue or disposal of any of those New Securities to a third party or third parties pursuant to Clause 18.8 that the subscriber enters into a Deed of Adherence.

18.10    If a Third Party Issue is not completed within the Period of ** referred to in Clause 18.8 the Company shall not be entitled to issue New Securities without delivering a further written notice of Pro-rata Offer to Yandex and Uber in accordance with this Clause 18.

18.11    If the Company proposes to issue any New Securities in accordance with the provisions of this Clause 18, and the New Securities are issued by the Company at a price per New Security which is less than **  (a "Qualifying Issue") then the Company shall issue to Uber the number of New Securities determined by applying the formula below (and rounding the product, N, down to the nearest whole share) (the "Anti-Dilution Shares"):

N = ((PIP/WA) x Z) - Z

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Where:

N: the number of Anti-Dilution Shares to be issued to Uber.

DRP: the price per share in US dollars of the Qualifying Issue.

NS: the number of New Securities issued pursuant to the Qualifying Issue.

PIP: the Entry Price in US dollars.

SC: the number of shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including, but not limited to, warrants), in each case immediately prior to the Qualifying Issue.

W: **

WA: (PIP x SC) + (DRP x NS)/ (SC + NS).

Z: **

18.12    The Anti-Dilution Shares shall:

18.12.1   be paid up by the automatic capitalisation of available reserves of the Company;

18.12.2   within ** of the Date of the Qualifying Issue be issued to Uber in accordance with the Articles and credited as fully paid up in cash; and

18.12.3   shall rank pari passu in all respects with the existing B Shares.

19.        TRANSFERS OF SHARES

General restriction on transfers

19.1      Notwithstanding any other provisions of this Agreement:

19.1.1     no Shares nor any interest therein or in respect thereof shall be Transferred to, conferred upon or become vested in any person other than the transfer of the whole legal and equitable title to such Shares carried out in accordance with this Agreement and the Articles; and

19.1.2     no Shareholder shall Transfer, or agree to Transfer, any Shares nor any interest therein or in respect thereof without the prior written consent of the other Shareholders unless to a Permitted Affiliate in accordance with Clauses 19.4 to 19.6  (Transfer to Permitted Affiliates), or in accordance with the relevant provisions of Clause 20  (Right of First Refusal), Clause 21  (Tag Along Rights), Clause 22  (Liquidity Event), Clause 23  (Qualified IPO) and Clause 24  (Drag Sale) and any such act, or any other dealing or attempted dealing or disposal of any Shares or any interest therein or in respect thereof, other than as so permitted by this Agreement, shall be of no effect, and shall not be enforceable towards the Company, the Company shall not recognise such Transfer, and the Shareholders and the Supervisory Board shall not give effect to such Transfer nor record such Transfer in the Company's securities registers nor treat any purported transferee of such Shares as the owner of such Shares for any purpose whatsoever.

Lock-up Period

19.2      Neither Yandex nor Uber shall Transfer any of its Shares (or any interest therein or in respect thereof), save to a Permitted Affiliate in accordance with Clauses 19.1 to 19.5  (Transfer to Permitted Affiliates), during the Lock-Up Period without the prior written consent of Yandex or Uber (as the case may be). No other Shareholder shall Transfer any of its Shares (or any interest therein or in respect thereof), save to a Permitted Affiliate in accordance with Clauses 19.1 to 19.5  (Transfer to Permitted Affiliates), at any time without the prior written consent of Yandex and Uber.

Prohibited Transferees

19.3      Notwithstanding any provision in this Agreement, following the expiration of the Lock-up Period and prior to a Qualified IPO, Uber shall not Transfer any Shares nor any interest

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

therein or in respect thereof to a Prohibited Transferee without the prior written consent of Yandex.

Transfers to Permitted Affiliates

19.4      Nothing in this Clause 19 shall prohibit a Transfer by a Shareholder of all or any of its Shares to a Permitted Affiliate provided that:

19.4.1      the proposed transferee:

(A)        is not subject to and is not reasonably likely to be subject to receivership, bankruptcy, insolvency, dissolution, liquidation or any similar proceedings;

(B)        executes a Deed of Adherence prior to the Transfer taking place;

(C)        shall have demonstrated to the reasonable satisfaction of the other Shareholder(s) that:

(1)        that the ultimate beneficial owner(s) of the transferor will retain Control over such transferee; and

(2)        such transferee is capable of performing the obligations of a Shareholder under this Agreement; and

(D)        is under an obligation to retransfer its Shares to the transferor if, and before, the transferee ceases to be a Permitted Affiliate of the transferor; and

19.4.2     the transferring Shareholder gives at least ** prior written notice of the transfer to the other Shareholder(s), including the name of the transferee and evidence reasonably satisfactory to the other transferees of such transferee's status as a Permitted Affiliate.

19.5      On a Transfer of Shares to a Permitted Affiliate in accordance with Clause 19.4:

19.5.1     where the original transferring Shareholder transfers some (but not all) of its Shares to a Permitted Affiliate (but not a subsequent transferor in a series of such transfers), that Shareholder shall remain a party to this Agreement and shall be jointly and severally liable with the transferee (and any subsequent transferee) under this Agreement as a Shareholder in respect of the transferred Shares;

19.5.2     where the original transferring Shareholder transfers all (but not some only) of its Shares to a Permitted Affiliate, that Shareholder shall, provided that it transfers all accrued liabilities and obligations to the Permitted Affiliate, be released from all of its obligations under this Agreement and the Parties shall execute and deliver such documents as are reasonably required so as to give effect to such transfer of liabilities and obligations and release;

19.5.3     where the transferring Shareholder transfers some, but not all, of its Shares, the transferring Shareholder shall procure that its Permitted Affiliate transferee complies with its obligations under the Deed of Adherence; and

19.5.4     the transferring Shareholder shall procure that prior to any of its transferee Permitted Affiliates ceasing to be a Permitted Affiliate, or becoming subject to or being reasonably likely to be subject to receivership, bankruptcy, insolvency, dissolution, liquidation or any similar proceedings, that Permitted Affiliate shall transfer all Shares held by it to such Shareholder (or another Permitted Affiliate of such Shareholder fulfilling the requirements of Clause 19.4).

Deed of Adherence

19.6      Without prejudice to Clauses 19.8,  19.10,  19.11,  30.2 and 30.3, any person executing a Deed of Adherence in accordance with this Agreement shall be entitled to the rights provided for by this Agreement as if it were a Party hereto for so long as they are registered as a Shareholder in respect of the Shares transferred to them.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Transfer Terms

19.7      All transfers or issues of Shares pursuant to this Agreement, except a transfer of Shares to a Permitted Affiliate in accordance with Clause 19.4, shall be made on the Transfer Terms in Schedule 3, save to the extent that this Agreement expressly provides otherwise or Yandex and Uber otherwise agree in writing and to the extent permissible under Dutch law.

Rights upon transfer

19.8      If, at any time after the expiration of the Lock-up Period and prior to a Liquidity Event, Yandex or Uber Transfers any of its B Shares to a Third Party Purchaser (for the avoidance of doubt other than a Permitted Affiliate) such Transfer shall be conditional upon the conversion of such B Shares in to A Shares in accordance with the Articles.

19.9      If Yandex transfers some (but not all) of its B Shares (other than to a Permitted Affiliate) such that Yandex owns directly or indirectly (i) less than ** of its Initial Proportion or (ii) a number of B Shares that is equal to or less than the number of B Shares held by Uber,  Yandex shall lose all specific and preferential rights under this Agreement that are granted to Yandex but are not granted to Uber (including, without limitation, pursuant to Clauses 5  (The Management Board), 6  (The Supervisory Board), 7  (Meetings of the Board), 9  (Decisions of the Shareholders of the Company), 10  (Corporate Governance of Subsidiaries), 11  (Reserved Matters) and for the avoidance of doubt Clauses 19  (Transfers of Shares), 20  (Rights of First Refusal), 21  (Tag Along Rights), Clause 22  (Liquidity Event), Clause 23  (Qualified IPO) and Clause 24  (Drag Sale)) and, with immediate effect from the date of each such transfer, this Agreement shall be deemed to have been varied and amended to the maximum extent possible so as to provide that Uber shall have rights pari passu with, and substantially equal to, the rights of Yandex.

19.10    If Yandex Transfers all (but not some only) of its B Shares (other than to a Permitted Affiliate), pursuant to clause 19.7, the acquiring Third Party Purchaser will be entitled to the general rights provided to and bound by obligations of the Shareholders, however any specific rights under this Agreement that are granted to Yandex will not apply to any Third Party Purchaser.

19.11    If Yandex Transfers any (but not all) of its B Shares (other than to a Permitted Affiliate), pursuant to clause 19.7, the acquiring Third Party Purchaser will be bound by the obligations, restrictions and other burdens applicable to the Shareholders but will not be entitled to any rights, entitlements or other benefits applicable to Yandex under this Agreement and in particular shall not be entitled to Transfer its Shares other than in accordance with Clause 22  (Liquidity Event), Clause 23  (Qualified IPO) and Clause 24  (Drag Sale).

Permitted Transfers

19.12    Each Shareholder expressly and irrevocably undertakes and agrees to vote in favour (if necessary) of any contemplated transfer proposed to be made in compliance with the terms of this Agreement (a "Permitted Disposal"), and to exercise any and all powers and rights available to it to authorise a Permitted Disposal, in accordance with the Articles and the mandatory provisions of Dutch law, including but not limited to holding a general meeting of the Shareholders for the purpose of resolving upon any Permitted Disposal.

19.13    If the Management Board and Supervisory Board are reasonably satisfied that a transfer of Shares complies with the terms of this Agreement, the Articles and any Applicable Law, the Management Board shall promptly take appropriate action to procure that such transfer is recorded in the Shareholders’ register of the Company and with the trade register of the Chamber of Commerce.

Shares

19.14    The Company shall hold and maintain at its registered office a register showing (i) the identity of each Shareholder (in accordance with the Dutch Civil Code), (ii) the number of Shares held by each Shareholder, (iii) any transfer of the Shares and the date on which they were notified or accepted by the Company, and (iv) any Encumbrances created over any Shares in accordance with this Agreement.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Approval and Registration of Share Transfers

19.15    Each Shareholder shall approve (if necessary) any transfer of Shares which is consistent with this Agreement in accordance with the requirements of the Dutch Civil Code and in accordance with the Articles, and if any Shareholder fails to do so that Shareholder shall be deemed to have appointed Yandex (if the defaulting Shareholder is Uber) or by Uber (if the defaulting Shareholder is Yandex) as the attorney-in-fact of the defaulting Shareholder with full power of substitution in the name and stead of the defaulting Shareholder to approve the relevant transfer of Shares, and to execute, acknowledge, swear to and deliver such documents and instruments as may be necessary or appropriate to give effect to the relevant transfer of Shares.

19.16    The approval and registration of Share Transfers in accordance with Clause 19.15 includes the requirement for Shares to be Transferred through the execution of a notarial deed of transfer before the Transferor, Transferee and the Company. The Company must register the Transfer in the Company's Shareholder register, but such registration is not a requirement for the Transfer to be effective.

20.        RIGHT OF FIRST REFUSAL

20.1      After the Lock-up Period expires and prior to a Qualified IPO, either Yandex or Uber (or any of their Permitted Affiliates) (the "Selling Shareholder") may Transfer some or all of its Shares to a Third Party Purchaser, provided that such Shareholder has first received a bona fide offer (an "Offer") from that Third Party Purchaser to purchase such Shares and makes a written offer (the "Transfer Notice") within ** of receipt of the Offer to the Other Shareholder (for so long as the Other Shareholder holds at least ** of its Initial Proportion) to instead Transfer all or some of the Shares that are the subject of the Offer to the Other Shareholder, provided that, in each case, that such Offer and the corresponding Transfer Notice:

20.1.1     is for non-deferred and non-contingent cash consideration or equivalent Non-Cash Consideration payable or otherwise transferable upon completion of the relevant Transfer;

20.1.2     states the name and ultimate beneficial owner(s) of the Third Party Purchaser to whom the Selling Shareholder propose to sell the Shares which are the subject of the Offer;

20.1.3     contains all of the Key Terms of the proposed transfer, which shall be the same as the Key Terms of the Offer; and

20.1.4     is conditional only upon the receipt of all Regulatory Approvals for the proposed Transfer, and payment of the proposed consideration for such Transfer,

and in circumstances in which the Selling Shareholder complies with the remaining provisions of this Clause 20.

20.2      Following receipt of a Transfer Notice, the Other Shareholder shall have the right at any time within ** after receiving the Transfer Notice (the "ROFR Period") to give a notice to the Selling Shareholder (the "ROFR Acceptance Notice") accepting the offer referred to in Clause 20.1.2 in respect of some or all of the Shares the subject of the Transfer Notice. If an Other Shareholder does not give a ROFR Acceptance Notice before the expiry of the ROFR Period it shall not be entitled to buy any of the Shares which are the subject of the offer referred to in Clause 20.1.

20.3      If a ROFR Acceptance Notice is given with respect to any or all Shares the subject of the Transfer Notice within the ROFR Period, the accepting Other Shareholder shall be bound to buy, and the Selling Shareholder shall be bound to sell to such Other Shareholder, the Shares specified in the ROFR Acceptance Notice on the Key Terms and in accordance with the Transfer Terms.

20.4      If a ROFR Acceptance Notice is not given with respect to all of the Shares the subject of the Transfer Notice within the ROFR Period, the Selling Shareholder may at any time within ** after the expiry of the ROFR Period transfer, such remaining number of Shares which the

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Other Shareholder did not subscribe for under the ROFR Acceptance Notice(s), to the Third Party Purchaser that made the Offer (and to no other Third Party Purchaser), provided that:

20.4.1     the transfer is on the Key Terms contained in the Offer (or terms that are more advantageous to the Selling Shareholder);

20.4.2     the Third Party Purchaser is not a Prohibited Purchaser;

20.4.3     the Selling Shareholder first notifies the Company and the Other Shareholder of the proposed completion date of the transfer to the Third Party Purchaser (the "Third Party Completion Notice"), and

20.4.4     if the Transfer is not completed within the ** period referred to above, the Selling Shareholder shall not be entitled to transfer its or their Shares without serving a further Transfer Notice in accordance with this Clause 20, and subject further to Clause 21  (Tag Along Rights) and the Transfer Terms.

20.5      A Transfer Notice and a ROFR Acceptance Notice shall each be governed by English law and be irrevocable.

20.6      This Clause shall not apply to a transfer of Shares pursuant to Clause 21  (Tag Along Rights).

21.        TAG ALONG RIGHTS

21.1      Within ** of:

21.1.1     receipt of written notice from either Yandex or Uber (for the purposes of this Clause 19, a Selling Shareholder) of its consent to the other Shareholder (for the purposes of this Clause 19, the Other Shareholder) Transferring some or all of its Shares (or any interest therein or in respect thereof) prior to the expiry of the Lock-up Period in accordance with Clause 19.2; or

21.1.2     receipt of a Third Party Completion Notice (which, for the avoidance of doubt shall only occur after the expiry of the Lock-up Period and at any time prior to a Qualified IPO);

the Other Shareholder shall be entitled, by written notice to the Selling Shareholder (the "Tag Along Notice"), to require that the Selling Shareholder comply with Clause 21.2.

21.2      Upon delivery of a Tag Along Notice by the Other Shareholder within the period specified in Clause 21.1 (the Other Shareholder, a "Participating Shareholder"):

21.2.1     subject to Clauses 21.2.1 and 21.2.4, the Participating Shareholder shall be bound to participate in the transfer to the Third Party Purchaser in accordance with its terms and conditions;

21.2.2     the Selling Shareholder shall use its or their reasonable endeavours to procure that the Third Party Purchaser purchases, or procures the purchase of the proportion of the Shares held by each Participating Shareholder equal to the proportion which the number of Shares to be transferred by the Selling Shareholder bears to the total number of Shares held by the Selling Shareholder immediately prior to such sale;

21.2.3     at the same time and on the same Key Terms as the Third Party Purchaser purchases the Shares held by the Selling Shareholder; and

21.2.4     the Selling Shareholder shall not complete the sale to the Third Party Purchaser unless (save due to default by the Participating Shareholder) the Third Party Purchaser (or its nominee(s)) purchase(s) the relevant Shares of the Participating Shareholder at the same time and on the same Key Terms as the Third Party Purchaser purchases the Shares being sold by the Selling Shareholder.

21.3      A Tag Along Notice shall be irrevocable and shall be governed by English law.

22.        LIQUIDITY EVENT

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

22.1      The Parties acknowledge and agree that the terms and conditions of any Liquidity Event shall be consistent with the then prevailing international standard practice.

22.2      Upon commencement of the processes in respect of a Liquidity Event, each Shareholder shall:

22.2.1     cooperate with (and procure so far as it lawfully can that each Group Company and each Supervisory Director and Managing Director it has nominated for appointment to the Company, shall cooperate with) the Company and its financial and other advisers in order to achieve such a Liquidity Event;

22.2.2     procure, so far as it lawfully can, that the Company and (where applicable) any Supervisory Director and Managing Director nominated for appointment by such Shareholder shall use all reasonable endeavours to achieve the Liquidity Event; and

22.2.3     subject to Clause 22.1, do all such acts and things and execute all such documents and deeds as it may reasonably be requested to do by the Company or any other Shareholder for the purposes of achieving the Liquidity Event (provided that no Shareholder shall be required to agree to do any such act or thing which shall have the effect of imposing upon it an obligation to contribute a greater amount of capital or other funds (whether in cash or kind) to the Company than it is already obliged to contribute). The Shareholders shall act in good faith and use reasonable endeavours to seek to minimise the extent of the other Shareholder's obligations under this Clause 22.2.2.

22.3      Without limiting Clause 22.2 or paragraph 4 of the Transfer Terms, the Shareholders shall and shall procure that each member of the Group's management (including any Supervisory Director and Managing Director nominated for appointment by the relevant Shareholder) shall, act reasonably to facilitate the Liquidity Event process including providing reasonable access to Confidential Information (subject to appropriate undertakings from any recipient(s) to maintain the confidentiality of that information), responding to due diligence enquiries and (if requested) providing management presentations and management meetings.

Potential Third Party Purchasers

22.4      Each Shareholder shall notify the other Parties as soon as reasonably practicable of any good faith approach from a potential Third Party Purchaser who is interested in acquiring any shares in a Group Company or a substantial part of the Business.

23.        QUALIFIED IPO

23.1      The Shareholders acknowledge and agree that at any time:

23.1.1     after Completion and before the ** of Completion, a Qualified IPO shall require the written consent of both Yandex and Uber;

23.1.2     after the ** of Completion, Yandex shall have the right but not the obligation to initiate a Qualified IPO without the written consent of Uber; and

23.1.3     subject to Clause 23.3 below, after ** of Completion (for so long as Uber maintains at least ** of its Initial Proportion) Uber shall have the right but not the obligation to initiate a Qualified IPO without the written consent of Yandex.

23.2      If either Yandex or Uber seek to exercise its rights under Clause 23.1 it must give notice in writing to the Company and the other Shareholder ("Qualified IPO Notice").

23.3      Subject to Clause 23.4, if Uber seeks to initiate a Qualified IPO in accordance with Clause 23.1.3,  Yandex shall be entitled to give a notice in writing to Uber within ** of receipt of its Qualified IPO Notice exercising its right to defer the Qualified IPO for a period of up to **. If Yandex does not notify Uber of such deferral within **, it shall forfeit the right to any deferral in this Clause 23.3 in the future.

23.4      Yandex shall only be allowed to exercise its right to defer a Qualified IPO initiated by Uber on no more than ** occasions. If Yandex has exercised ** such deferral rights, and Uber

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

exercises its rights under Clause 23.1.1 and a Qualified IPO has not been consummated within ** following the expiration of the ** such exercise, then Clause 20  (Right of first refusal) shall not apply to any Transfer by Uber to a Third Party Purchaser following such deferral and Clauses 23.5 to 23.8 (inclusive) shall instead apply.

ROFO on deferral of Qualified IPO

23.5      In the event of a proposed Transfer by Uber to a Third Party Purchaser in circumstances described in Clause 23.4,  Uber shall by notice in writing (a "ROFO Notice") to Yandex:

23.5.1     state that it desires to sell some or all of its Shares;

23.5.2     specify the price per share at which Uber is willing to sell the Shares to Yandex (the "Prescribed Price") and the terms on which Uber is willing to effect such transfer (the "Prescribed Terms"); and

23.5.3     offer the Shares for purchase by Yandex at the Prescribed Price and on the Prescribed Terms (the "ROFO Offer").

23.6      Yandex shall have a period of ** from the date of the ROFO Notice in which to accept or reject the ROFO Offer (the "ROFO Acceptance Period"). Any acceptance of the ROFO Offer during the ROFO Acceptance Period shall be in writing and shall be irrevocable once made (a "ROFO Acceptance Notice"), at which point Yandex shall be bound to purchase the Shares at the Prescribed Price and on the Prescribed Terms.

23.7      Any transfer of Shares to Yandex in accordance with the ROFO Offer shall be in accordance with the Transfer Terms and completed at a place and time to be appointed by Uber by notice in writing to Yandex, such date being not later than ** after the date of the relevant ROFO Acceptance Notice.

23.8      If Yandex does not serve a ROFO Acceptance Notice during the ROFO Acceptance Period, Uber shall be entitled to sell the Shares to any Third Party Purchaser in accordance with the Transfer Terms, provided that the:

23.8.1     price at which the Shares are sold to any Third Party Purchaser shall not be less than the Prescribed Price and the terms and conditions of such sale shall not be materially more favourable to the Third Party Purchaser than the Prescribed Terms;

23.8.2     Third Party Purchaser is not a Prohibited Purchaser; and

23.8.3     Transfer is completed within ** after the date of the ROFO Notice,

and further subject to the Transfer Terms.

Conduct of Qualified IPO

23.9      If a Shareholder initiates a Qualified IPO (and such Qualified IPO is not deferred in accordance with Clause 23.3) the Company must promptly proceed with preparation and implementation of the Qualified IPO and must take each of the following steps as directed by the Supervisory Board, taking into consideration the views, preferences and recommendations of the initiating Shareholder:

23.9.1     instruct professional advisers to advise the Supervisory Board and the Company on the Qualified IPO, including accountants, lawyers, valuers and actuaries;

23.9.2     engage underwriters for the Qualified IPO which are chose by the initiating Shareholder provided they are reasonably acceptable to the Company;

23.9.3     establish a due diligence committee for the Qualified IPO and undertake a due diligence review of the Company in accordance with any procedures and guidelines established by that committee;

23.9.4     prepare a prospectus and other necessary offering documentation for the Qualified IPO;

23.9.5     make listing applications and filings with the relevant Governmental Authorities;

23.9.6     enter into underwriting agreement(s) with the underwriter(s) on customary terms; and

Execution version

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23.9.7     in the case of a US Qualified IPO, any additional requirements set out in Schedule 4 (Registration Rights).

23.10    The conduct of a US Qualified IPO shall be deemed a Company registration under Clause 2.2 of Schedule 4 and Uber shall have the registration rights set forth therein.

Participation in a Qualified IPO

23.11    Each Shareholder must take the following steps promptly upon receiving written request from the Supervisory Board confirming that such steps are necessary to facilitate the preparation and implementation of the Qualified IPO:

23.11.1   in proportion to its Shareholding (and on pro rata basis as between the two Shareholders), offer for sale under the Qualified IPO no fewer than that number of its Shares, if any, necessary to result in a percentage of the then issued Shares as may be necessary to meet the minimum listing requirements of the relevant stock exchange or listing authority to be in public hands;

23.11.2   enter into agreements as a shareholder of the Company to agree to, and pass necessary shareholder resolutions to approve, the Qualified IPO, including any issue of Shares by the Company or offer of Shares for sale under the Qualified IPO offered by the Shareholder;

23.11.3   as and when required under any Applicable Law, or as reasonably required by the underwriters for the Qualified IPO, agree to be bound by restrictions on disposal of Shares and give such warranties and undertakings (on a several and pro rata basis) required by the underwriters as the Supervisory Board may consider usual in similar transactions;

23.11.4   capitalise or otherwise reorganise any Shareholder loans in such a way as may be fair and equitable to the Shareholders; and

23.11.5   any other steps which may be reasonably required to be taken on the part of the relevant Shareholder for the preparation and implementation of the Qualified IPO.

Qualified IPO lock-up period

23.12    In connection with a Qualified IPO, each of Yandex and Uber agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to such Qualified IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed **): (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Shares held immediately before the effective date of the Qualified IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash, or otherwise. The foregoing provisions of this Clause 23.12 shall not apply to the sale of any Shares to an underwriter pursuant to an underwriting agreement or Shares purchased by a Shareholder in open market transactions following the Company’s initial public offering, and shall be applicable to Uber and Yandex only if all officers and directors, and holders of more than ** of the securities of the Company, are subject to the same restrictions. The underwriters in connection with such Qualified IPO registration are intended third party beneficiaries of this Clause 23.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each of Yandex and Uber further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such Qualified IPO registration that are consistent with this Clause 23.12 or that are necessary to give further effect thereto.

23.13    The restrictions in Clause 23.12 shall survive termination of this Agreement and shall only apply only to the Company’s initial offering of equity securities.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Registration rights

23.14    The Parties acknowledge and agree that in the event of a US Qualified IPO on a stock exchange or listing authority located in the United States of America Yandex and Uber will require, as a condition of, and prior to, such Qualified IPO that the Company enters into a registration rights agreement in favour of Yandex and Uber consistent with the terms set out in Schedule 4  (Registration Rights).

24.        DRAG SALE

24.1      If, after the Lock-up Period expires and prior to a Liquidity Event, Yandex procures an offer from a Third Party Purchaser(s) to acquire such number of shares that (i) would trigger a change in Control of the Company, and (ii) results in a valuation of the Company based on a price per Share not less than ** of the Entry Price ("Exit Offer"), then subject to Clause 24.2  (Right of First Refusal), Yandex shall be entitled to give a notice in writing to Uber pursuant to Clause 24.4 (a "Drag Along Notice") within ** of receipt of the Exit Offer. A Drag Along Notice shall be irrevocable and shall be governed by English law. A Drag Along Notice shall include the name of the Third Party Purchaser(s) and, to the extent known by Yandex after using reasonable endeavours to find out the same, the name of the ultimate beneficial owner(s) of such Third Party Purchaser(s).

24.2      Upon receipt of a Drag Along Notice in accordance with Clause 24.1, for so long as Uber holds more than ** of its Initial Proportion, Uber shall have the rights set forth in Clause 20.1, which shall apply in respect of a Drag Along Notice as if it were a Transfer Notice. Clauses 20.2 to 20.3 shall apply in respect of the Exit Offer and the acceptance period and process in respect thereof, mutatis mutandis.

24.3      If Yandex does not receive full acceptance from Uber within the **period, or Yandex receives such acceptance but Uber is unable to complete the acquisition of Yandex's Shares within ** (subject to any longer period that may be required as a result of any regulatory, antitrust or other mandatory clearances that may be legally necessary) after the date of the Exit Offer, Yandex shall be free to seek Third Party Purchaser(s) to acquire the entire share capital of the Company, together with any other securities of the Company, on the terms set out in Clause 24.1.

24.4      If Yandex seeks to transfer its Shares to a Third Party Purchaser(s) in accordance with Clause 24.3.  Uber shall be required to transfer all of its Shares and other securities of the Company to the Third Party Purchaser(s) at the same time and on the same terms as the Third Party Purchaser(s) purchases all of the Shares and other securities held by Yandex (a "Drag Sale"), provided that:

24.4.1     the parties continue to comply with the terms of the Deed of Covenant then in force. For the avoidance of doubt, Uber shall not be required to enter into any further protective undertakings  in connection with any Drag Sale;

24.4.2     Uber shall not be required to make any representation or warranty to the Third Party Purchaser(s) pursuant to the Drag Sale other than warranties as to: (i) good title to the Shares it transfers; (ii) the absence of any Encumbrance with respect to its Shares; and (iii) its capacity and authority to undertake the proposed transfer of its Shares;

24.4.3     the liability for indemnification, if any, of Uber in the Drag Sale and for the inaccuracy of any representations and warranties made by Uber or the Company to the Third Party Purchaser(s) in connection with the Drag Sale, is several and not joint with the Company or Uber, and does not exceed, the amount of consideration paid to Uber in connection with the Drag Sale;

24.4.4     Uber shall not be required to make out-of-pocket expenditures prior to the consummation of the Drag Sale nor shall Uber be obligated to pay for any transaction expenses incurred by Yandex for its sole benefit;

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

24.4.5     Uber shall not be required to waive any right or benefit to which Uber may be entitled pursuant to then-existing contractual rights to which Yandex is generally not entitled;

24.4.6     if Yandex is given an option as to the form and amount of consideration to be received, Uber will be given the same option; and

24.4.7     the consideration that is payable or otherwise transferable to the Other Shareholders pursuant to the Drag Sale must be non-deferred and non-contingent cash consideration (in immediately available funds) or equivalent Non-Cash Consideration payable or otherwise transferable upon completion of the relevant Transfer and Uber shall not be required to provide any security in connection with the Drag Sale.

24.5      Clauses 22.2 and 22.3 shall apply in respect of the process contemplated by this Clause 24 as if it were a Liquidity Event.

24.6      If the Drag Sale does not complete within ** after the date of the Drag Along Notice (other than due to default by Uber under this Agreement or in respect of the Drag Sale transaction itself), the Drag Along Notice shall automatically expire.

25.        DEFAULT

25.1      A Shareholder commits an event of default (an "Event of Default") if:

25.1.1     it breaches any provision of Clause 19.1  (General restriction on transfers) or Clause 19.12  (Permitted transfers) and the breach is not capable of being remedied or is not remedied within ** of the other Shareholder sending it written notice requiring it to remedy the breach; or

25.1.2     an Insolvency Event occurs in respect of it.

25.2      Each Shareholder undertakes to notify the other Shareholder(s) and the Company if an Event of Default occurs or exists in respect of it.

25.3      If an Event of Default is committed by a Shareholder (the "Defaulting Shareholder"), each other Shareholder (each, a "Non-Defaulting Shareholder") may serve notice on the Defaulting Shareholder (a "Default Notice") stating that it considers an Event of Default to have been committed by the Defaulting Shareholder.

25.4      The Default Notice shall set out in reasonable detail the basis on which the Non-Defaulting Shareholder(s) have concluded that an Event of Default has arisen in respect of the Defaulting Shareholder and shall notify the Defaulting Shareholder of the Non-Defaulting Shareholder(s)' intention to exercise its rights under this Clause 25 by no earlier than ** following the date of the Default Notice.

25.5      If the Event of Default has not been remedied to the satisfaction of the Non-Defaulting Shareholder(s) (acting reasonably) by the expiry of the period set out in the Default Notice, the Non-Defaulting Shareholder(s) shall be entitled to give notice in writing to the Defaulting Shareholder (copied to the Company) at any time whilst such Event of Default subsists (the "Event of Default Remedy Notice").

25.6      With effect from the giving of an Event of Default Remedy Notice, then without prejudice to the Defaulting Shareholder's obligations under this Agreement and to the other rights or remedies available to the Non-Defaulting Shareholder(s) with respect to the Defaulting Shareholder (including without limitation any right to claim for damages under Applicable Law for breach of this Agreement or, where appropriate, to seek an injunction, specific performance or other similar court order to enforce the obligations of the Defaulting Shareholder), the Defaulting Shareholder shall not, nor shall it be entitled to, exercise any of its powers or rights under this Agreement or the Articles in relation to management, or (except in the case of an Event of Default referred to in Clause 25.1.2) participation in the profits, of the Company (for so long as the Event of Default subsists and on the basis that any profits that it may not have participated in will be distributed or paid once the Event of Default has ceased to subsist). Without limiting the foregoing:

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

25.6.1      any requirement in this Agreement or the Articles that the Defaulting Shareholder is required to be present (in person or by a representative) at a Shareholders’ general meeting to make it quorate shall cease to apply;

25.6.2      the Defaulting Shareholder shall not be entitled to nominate for appointment any Supervisory Directors and its consent shall not be required for, nor shall it be entitled to vote against or otherwise prevent, the removal of any Supervisory Director appointed or nominated for appointment by it or the appointment of any new (or replacement) Supervisory Director;

25.6.3      the Defaulting Shareholder shall exercise all of its voting rights as may be directed by Yandex (if the Defaulting Shareholder is Uber) or by Uber (if the Defaulting Shareholder is Yandex) (the "Attorneys") and hereby appoints the Attorneys, to act as the attorney-in-fact of the Defaulting Shareholder with full power of substitution in the name and stead of the Defaulting Shareholder to execute, acknowledge, swear to and deliver such documents and instruments as may be necessary or appropriate to exercise the voting rights of the Defaulting Shareholder in such manner as the Attorneys deem appropriate at their sole discretion. The grant of power of attorney by the Defaulting Shareholder under this Clause is and shall be irrevocable (for so long as the Event of Default subsists);

25.6.4      any Supervisory Director nominated for appointment by the Defaulting Shareholder shall be removed in accordance with Clause 6.6 as if the Defaulting Shareholder had given the notice referred to in that Clause, and without prejudice to this undertaking such Supervisory Director(s) shall not:

(A)        be required to attend or vote at any meeting of Supervisory Directors to constitute a quorum (and any requirement in this Agreement or the Articles that Supervisory Directors nominated for appointment by such Shareholder are required to be present at a Supervisory Board meeting to make it quorate shall cease to apply); or

(B)        subject to Applicable Law, be entitled to receive or request any information from any Group Company.

26.        COMPLIANCE BREACH

26.1      If Uber believes in good faith that the Group or any of its directors, officers, employees or other Shareholders has acted or failed to act, in such manner so as to reasonably establish a prima facie material violation of Clauses 15.2,  15.3,  15.4,  15.5 or 15.6 (a "Compliance Breach")  Uber shall provide written notice of its concerns to the Supervisory Board (a "Compliance Notice").

26.2      The parties shall use their respective reasonable efforts to procure that a meeting of the Supervisory Board is convened as soon as practicable after a Compliance Notice is sent by Uber pursuant to Clause 26.1. If the Supervisory Board fails, in the reasonable opinion of Uber (on the advice of external legal counsel), to decide upon and approve an appropriate method by which the Company shall investigate and resolve the matter identified in the Compliance Notice within ** or if the Compliance Breach identified in the Compliance Notice is not remedied within ** and to the reasonable satisfaction of Uber,  Uber shall be entitled to exercise any one of its rights under Clauses 26.3,  26.4 and 26.5 to 26.8 (inclusive).

Regulatory exit

26.3      Uber shall be entitled to Transfer ** of its Shares to any Shareholder or third party if, at any time following the date of this Agreement, Uber (or any of its Permitted Affiliates) continuing to hold any Shares would result, or would reasonably be expected to result, or Uber or any of its Affiliates receives advice from a leading law firm experienced in such matters, or notice from or is informed by a Government Authority or the staff thereof, to the effect that continuing to hold such Shares would result in Uber or any one of its Affiliates breaching any provision of Corruption Laws or Sanctions, or any similar laws or rules or regulations. Clause 20  (Right of First Refusal), Clause 21  (Tag Along Rights), Clause 22  (Liquidity Event), Clause 23

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

(Qualified IPO) and Clause 24  (Drag Sale)  shall not apply to any transfer permitted by this Clause 26.3.

Step down

26.4      Uber, in its sole discretion, shall have the right but not the obligation, for so long as it deems appropriate, to relinquish its:

26.4.1     right to nominate for appointment or to appoint any Nominee Supervisory Director(s) and Uber shall procure that any Nominee Supervisory Director(s) nominated for appointment by it shall not be entitled to vote at any Supervisory Board meeting and, for the purposes of Clause 7.7, the quorum for a Supervisory Board meeting shall not be required to include the Nominee Supervisory Director(s) nominated for appointment by Uber. Any Nominee Supervisory Directors nominated for appointment shall promptly resign or be removed by Uber; and

26.4.2     consent right under Clause 11  (Reserved Matters) in relation to the Reserved Matters.

Step in

26.5      Uber shall, subject to giving written notice to the Supervisory Board (a "Step-In Notice"), have the right (but not the obligation) to give binding written instructions to the management of the Company and the Group to take such actions and do such other things as Uber believes necessary or appropriate to remedy the Compliance Breach identified in the Compliance Notice (the "Step-In Rights"); it being understood that it shall be the management’s responsibility to implement such instructions and carry out such other actions as the management shall deem reasonably required to remedy the Compliance Breach. Uber shall specify in the Step-In Notice the initial Uber representatives authorised to exercise Uber's Step-In Rights, and may from time to time by subsequent written notices designate other Uber representatives, authorised to exercise Uber's Step-In Rights.

26.6      Uber's Step-In Rights shall be to:

26.6.1     investigate and verify the facts and circumstances of the Compliance Breach;

26.6.2     identify the person or persons responsible for the Compliance Breach;

26.6.3     identify the actions or failures to act that constituted, caused or permitted the Compliance Breach;

26.6.4     identify any deficiencies in any Group Company controls or procedures that may have permitted, facilitated or resulted in the Compliance Breach;

26.6.5     take disciplinary action, up to and including termination of employment, concerning any Group Company employees responsible for the Compliance Breach;

26.6.6     exercise any contractual or other rights or remedies any Group Company may have against any contractors or other third parties responsible for the Compliance Breach;

26.6.7     instruct Group Company personnel to adopt or revise controls, or to adopt, revise or eliminate procedures, in order to prevent, detect, identify, investigate and correct unethical, illegal or otherwise improper business practices, including violations of Corruption Laws or Sanctions, or any similar laws or rules or regulations; and

26.6.8     any other action reasonably related or incidental to those actions listed in this Clause 26.6.

26.7     Uber's Step-In Rights in relation to a specific Compliance Notice shall terminate on the earlier of (i) the date on which the Compliance Breach identified in the Compliance Notice is remedied to Uber's reasonable satisfaction (on which date Uber shall give notice to the Company that it has concluded the exercise of its Step-In Rights, the "Step-Out Notice") or (ii) the Step-In Long Stop Date (as defined below). On the earlier of the Step-In Long Stop Date or following receipt of the Step-Out Notice (as the case may be), the Shareholders shall procure that a meeting of the Supervisory Board be convened to discuss the results of the

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Company’s investigation and implementation of correction measures and any additional action to be taken for the prevention of any further Compliance Breach.

26.8     For the purposes of clause 26.7, the "Step-In Long Stop Date" shall mean the date which is ** after the date on which a Step-In Notice is received by the Supervisory Board.

Further assurances for compliance

26.9     The Shareholders shall, and shall cause the Nominee Supervisory Directors appointed by them and the Group Companies to, cooperate fully with Uber and Uber's representatives in the exercise of the rights under the foregoing provisions in this Clause 26 and provide all assistance that Uber or Uber's representatives may reasonably request in connection therewith.  Such cooperation and assistance shall include, but shall not be limited to procuring (to the extent lawfully possible) that the Nominee Supervisory Directors appointed by them vote, and that the Group Companies vote their shares in Subsidiaries and procure that the Subsidiaries' directors vote, in favour of any action necessary, or reasonably requested by Uber, to give effect to the rights under the foregoing provisions in this Clause 26.

27.       NOTICES

27.1     Any notice (including any approval, consent or other communication) in connection with this Agreement shall be in writing in English and delivered by hand or courier (using an internationally recognised courier company) to the address specified in Clause 27.3 or to such other address as the relevant Party may from time to time specify by notice to the other Parties given in accordance with this Clause, and for the avoidance of doubt a notice shall not be deemed to be given if made only by email, but a courtesy copy of each notice shall also be sent to the email address(es) specified in Clause 27.3 or to such other email address(es) as the relevant Party may from time to time specify by notice to the other Parties given in accordance with this Clause.

27.2      A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand or courier provided that, in either case, where delivery occurs after 5.00pm, notice shall be deemed to have been received at 9.00am on the next following Business Day.

27.3      The relevant details of each Party at the date of this Agreement are:

In relation to Yandex	In relation to Uber
Address: Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands	Address: 1455 Market Street, 4th Floor San Francisco, CA 94103
**	**
**	**

With a copy to:

Gregory Abovsky, COO
Yandex LLC
16 Leo Tolskoy Str.
Moscow 119021 Russia
**

Timothy Corbett
Morgan, Lewis & Bockius UK LLP
Condor House, 5-10 St. Paul's Churchyard
London EC4M 8AL United Kingdom
**

With a copy to: Jamie Leigh Cooley LLP 101 California Street San Francisco, CA United States of America ** Tomasz Wozniak Herbert Smith Freehills LLP Exchange House 12 Primrose Street London EC2A 2EG **

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

In relation to the Company	In relation to the Foundation
Address: Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands	Address: Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands
**	**
**	**
With a copy to each of: Timothy Corbett Morgan, Lewis & Bockius UK LLP Condor House, 5-10 St. Paul's Churchyard London EC4M 8AL United Kingdom **	With a copy to: Timothy Corbett Morgan, Lewis & Bockius UK LLP Condor House, 5-10 St. Paul's Churchyard London EC4M 8AL United Kingdom **

27.4      Should a Party fail to notify another Party of any change to its address in accordance with Clause 27.1, then any notice served under this Clause shall be validly served by that second Party if served to the address listed in Clause 27.3.

28.        TERM

28.1      This Agreement shall, subject always to the Surviving Provisions in Clause 28.3, continue in force and effect following Completion until the earliest to occur of the following events:

28.1.1      all of the Shareholders agree in writing to terminate it;

28.1.2      a Qualified IPO becoming effective; and

28.1.3      all of the Shares held by the Shareholders becoming held by one Shareholder (whether or not together with its Permitted Affiliates).

28.2      Without limiting Clause 28.1 and without prejudice to the continuation of this Agreement with respect to all other Shareholders who are party (or who, in accordance with Clause 19.6 have adhered) to it, this Agreement shall terminate with respect to a Shareholder if that Shareholder ceases to hold Shares in the Company (subject to Clause 19.5)

28.3      Upon termination of this Agreement the provisions of this Agreement (other than the Surviving Provisions) shall automatically terminate and cease to have any effect and no Party, nor any person having third party rights under this Agreement, shall have any claim against any other under it, except in relation to any prior breach or under the Surviving Provisions.

29.        ANNOUNCEMENTS AND CONFIDENTIALITY

Announcements

29.1      No Shareholder nor the Company shall (and each Shareholder shall procure than none of its Affiliates or subsidiary undertakings or parent undertakings shall):

29.1.1      make or send; or

29.1.2      permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of a Transaction Agreement, unless it has first obtained each other Party's written permission (that permission not to be unreasonably withheld or delayed).

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Permitted announcements

29.2      Clause 29.1 does not apply to an announcement or circular:

29.2.1     which is required by Applicable Law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

29.2.2     which is required by a rule of a stock exchange or listing authority on which the shares or other securities of a member of the disclosing person's group are listed or traded.

Consultation

29.3      A Party that is required to make or send an announcement or circular in the circumstances contemplated by Clauses 29.2.1 and 29.2.1, must, before making or sending the announcement or circular, consult with each other Party and take into account each other Party's requirements as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by Applicable Law and to the extent it is reasonably practicable to do so.

Confidentiality

29.4      Save as provided in Clause 29.5, no Party shall, without the consent of the other Parties, disclose to any third party, or use or exploit commercially for its or their own purposes any Confidential Information.

Permitted disclosures

29.5      Subject further to Clause 29.6, Clause 29.4 does not apply to a disclosure or use of Confidential Information in the following circumstances:

29.5.1     the disclosure or use is required by Applicable Law or required or requested by a Governmental Authority;

29.5.2     the disclosure or use is required by a rule of a stock exchange or listing authority on which the shares or other securities of a Party or its Affiliates are listed or traded;

29.5.3     the disclosure is made to a Party's Affiliate, parent undertaking or subsidiary undertakings or a subsidiary undertaking of such parent undertaking, or its or their directors, officers or senior employees to the extent reasonably required for purposes connected with this Agreement (including permitted transfers), in which case the disclosing person is responsible for ensuring that the relevant recipient(s) complies with the terms of Clause 29.4 as if it were a party to this Agreement;

29.5.4     to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by any Party;

29.5.5     the Confidential Information is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;

29.5.6     the disclosure or use is required for the purpose of legal proceedings arising out of a Transaction Agreement or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a disclosing Shareholder or any of its Affiliates;

29.5.7     the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of Clause 29.4 as if it were a party to this Agreement; or

29.5.8     the disclosing Party is disclosing information that a prudent prospective purchaser of Shares, or a prospective provider of debt finance to such prudent prospective purchaser of Shares, might reasonably require to know and which is disclosed pursuant to negotiations for an arm's length sale of Shares to a recipient which, in the reasonable opinion of the disclosing Party, is a prospective purchaser able to complete the purchase of the Shares or which is a provider of debt finance to such prospective purchaser, provided that before any information is disclosed, the intended recipient of such information shall have given a confidentiality undertaking

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

for the benefit of the Company, pursuant to which the intended recipient shall be required to observe the same restrictions on the use of the relevant information as are contained in Clause 29.4 and subject to the same exceptions as are contained in this Clause 29.5, and in such case:

(A)        the Company shall cooperate in providing such information to the prospective purchaser as the prospective purchaser shall reasonably request; and

(B)        the Company shall assist in the marketing of the Shares, including in the preparation and delivery of presentations on the Group to be used during the course of presentations to investors in connection with the potential sale, including in the context of early-look, pilot fishing, pre-marketing, roadshow and other presentations.

29.6      Before a Party makes a disclosure in the circumstances contemplated by Clause 29.5.1 or 29.5.2 it shall, to the extent it is permitted to do so by Applicable Law and to the extent it is reasonably practicable to do so, notify each other Party of such disclosure and consult with each other Party and take into account each other Party's requirements as to the timing, content and manner of making the disclosure (except for disclosure for legal or regulatory reasons where the disclosure is made to a regulatory body only in the ordinary course of its supervisory function).

29.7      For the avoidance of doubt, and notwithstanding any provision in this Agreement, in the event of an Uber IPO, Uber (or any of its Affiliates) shall be entitled to make such disclosure as would be required or customary for an initial public offering of that nature in the relevant jurisdiction.

30.        MISCELLANEOUS

Warranties

30.1      Each Party warrants to each other Party that each of the Party Warranties is true, accurate and not misleading in respect of itself at the date of this Agreement.

Assignment

30.2      Subject to Clause 30.3, no Party may at any time assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it (including holding an interest on trust for another), nor purport to do so, nor sub-contract any or all of its obligations under this Agreement without having obtained the prior written consent of each other party. Any purported dealing in contravention of this Clause shall be void.

30.3      Subject to Clauses 19.8 and 19.10, a Party may assign or transfer, to a Permitted Affiliate to which it transfers its Shares pursuant to Clause 19.4 and which has entered into a Deed of Adherence as contemplated by that Clause, such of its rights and obligations pursuant to this Agreement as are attributable to the transferred Shares. Each Party agrees to do such acts and things (including executing and delivering any deed of novation or other deed or agreement) as the transferring Party reasonably requests to perfect the transfer of such rights and obligations to such transferee.

Third party rights

30.4      With the exception of the right of (a) persons entering into a Deed of Adherence as contemplated by Clause 19.6 to enforce the terms of Clause 19.6 and paragraph 3(b) of Schedule 3 and (b) Managing Directors and Supervisory Directors to enforce the terms of Clauses 8.2 and 8.3 (Indemnification of Managing Directors and Supervisory Directors, Insurance and Advancement of Expenses) (a "Third Party"), no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. The right of a Third Party shall be subject to the provisions of Clause 31  (Governing law and Dispute Resolution). The Parties may by agreement rescind or vary any term of this Agreement without the consent of any Third Party.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Entire agreement

30.5      Each of the Parties confirms that this Agreement together with the Transaction Agreements and the agreed form documents and any documents referred to in any of them, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto (including, for the avoidance of doubt the term sheet executed by the representatives of certain of the Parties on 18 May 2017, the binding obligations of which are hereby terminated notwithstanding anything in that document which purports to do otherwise) and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

30.6      Each Party confirms that:

30.6.1     in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or the Transaction Agreements or the agreed form documents or any document referred to in any of them; and

30.6.2     in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or the Transaction Agreements or the agreed form documents or any document referred to in any of them are those pursuant to this Agreement or such Transaction Agreement or agreed form document or document referred to in any of them, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in this Agreement).

Unenforceable provisions

30.7      If any provision or part of this Agreement is void or unenforceable due to any Applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum deletion necessary to make it valid, legal and enforceable.

No fetter

30.8      The Company shall not be bound by any provision of this Agreement to the extent that it constitutes an unlawful restriction or fetter on its statutory powers or is unlawful financial assistance. This shall not affect the validity of the rights and obligations of the other parties under this Agreement.

30.9      Without limiting Clause 30.8, in case any of the obligations undertaken by the Company hereunder is not enforceable against the Company under Applicable Law, the Shareholders undertake to take such action in their capacity as shareholders of the Company to ensure that the Company, in fact, acts in accordance with this Agreement.

No set off, deduction or counterclaim

30.10    Subject to Clause 30.11, every payment payable by a Party under this Agreement shall be made in full without any set off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable to a Party under this Agreement.

Tax

30.11    Any payment made by or due from a Party under, or pursuant to the terms of, this Agreement shall be free and clear of all Tax whatsoever save only for any deductions or withholdings required by Applicable Tax Legislation.

30.12    Payments made in connection with this Agreement shall so far as possible be treated by the Parties as an adjustment to any consideration payable pursuant to this Agreement.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Currency conversion

30.13    Subject to Clause 1.1, and unless otherwise specified, the rate of exchange to be used for converting amounts specified in this Agreement from one currency into another will be: (i) for any conversion between USD and RUB or EUR and RUB, the rate set by the Central Bank of Russia for the relevant date (provided, however, if the rate determined pursuant to the following sub-clause (ii) defers from such Central Bank Rate by more than **, the rate of exchange to be used shall be the average of such two rates); and (ii) for any other currency the close spot mid-trade composite London rate for a transaction between the two currencies as quoted on the relevant screen page of Bloomberg on the date that is the nearest Business Day in Moscow, the Russian Federation for which that rate is so quoted prior to the relevant date.

30.14    For the purposes of the thresholds in Schedule 2  (Reserved Matters), the "relevant date" for the purposes of Clause 30.13 shall be the date on which the relevant matter is approved by the Supervisory Board or the Shareholders (as the case may be).

Further assurance

30.15    At any time after the date of this Agreement the Parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant Party, execute and deliver such documents and do such acts and things as that Party may reasonably require for the purpose of giving to that Party the full benefit of all the provisions of this Agreement.

Waiver

30.16    The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Variation

30.17    No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression "variation" includes any variation, supplement, deletion or replacement however effected.

Counterparts

30.18    This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument. Delivery of a counterpart of this Agreement by email attachment shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by on behalf of a Party that such Party authorises the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

No partnership

30.19    Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

Costs

30.20    Save as otherwise provided by this Agreement, each Party shall bear its own costs incurred in connection with the preparation, negotiation, entry into and performance of this Agreement and the documents to be entered into pursuant to it. No such costs shall be borne by the Company in respect of the preparation, negotiation and entry into this Agreement.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Tax Residency

30.21    Each of the Shareholders agrees with each other that it is intended that the Company shall at all times be resident in the Netherlands for Tax purposes. The Shareholders shall procure that each Group Company remains resident for tax purposes in its jurisdiction of incorporation and that none of the Group Companies becomes resident for tax purposes in any jurisdiction other than its jurisdiction of incorporation (unless otherwise agreed by the Supervisory Board or the Shareholders in accordance with Clause 11  (Reserved Matters)) and, without limiting the generality of the Shareholders' obligations under this Clause 30.21, the conduct of the Company's and its Subsidiaries' affairs shall be managed, so as far as reasonably practicable, to achieve the objectives of this Clause 30.21.

Language

30.22    This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English (save, if required by Applicable Law, for the Articles or the Charter of any Group Company). If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

Legal advice

30.23    Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Agreement as a whole, that the provisions of this Agreement, including this Clause 30.23, are fair and reasonable.

31.        GOVERNING LAW AND DISPUTE RESOLUTION

Governing law

31.1      This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

Dispute Resolution

31.2      The Parties agree that any claim, dispute, difference or controversy of whatever nature arising under, out of, relating to or in connection with this Agreement (including a claim, dispute, difference or controversy regarding its existence, termination, validity,  interpretation, performance, breach, the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a "Dispute"), shall be referred to and finally settled by arbitration in accordance with the LCIA Arbitration Rules (the "Rules") as at present in force and as modified by this Clause, which Rules shall be deemed incorporated into this Clause and capitalised terms used in this Clause which are not otherwise defined in this Agreement have the meaning given to them in the Rules. This Clause 31.2 and any non-contractual provisions arising out of or in connection with this Clause 31.2 are governed by English law.

31.2.1     The number of arbitrators shall be three, one of whom shall be nominated by the Claimant(s), one by the Respondent(s) and the third of whom, who shall act as presiding arbitrator, shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within ** of the nomination of the second party-nominated arbitrator such third arbitrator shall be appointed by the LCIA Court. Notwithstanding the provisions of this Clause 31.2.1, the LCIA Court may order expedited formation of the Arbitral Tribunal pursuant to Article 9A of the Rules and for that purpose the LCIA Court may elect and appoint the presiding arbitrator at any time. Notwithstanding any provision to the contrary in the Rules, the Parties may nominate and the LCIA Court may appoint arbitrators (including the presiding arbitrator) from among the nationals of any country, whether or not a Party is a national of that country.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

31.2.2     The seat or legal place of arbitration shall be London, England, and the language used in the arbitral proceedings shall be English. All documents submitted in connection with the arbitral proceedings shall be in the English language or, if in another language, accompanied by an English translation. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

31.2.3     Having regard to the Arbitral Tribunal's general duty set out in section 33(1) of the Arbitration Act 1996, the Parties hereby agree that, without derogating from its other powers, the Arbitral Tribunal may, following a written request by any Party at any time after the Response is due, give directions as to a procedure (the "Summary Procedure") for determining (i) whether any claim(s), counterclaim(s) or part(s) thereof is reasonably arguable and/or (ii) whether any reasonably arguable defence to the claim(s), counterclaim(s) or part(s) thereof exists and thereafter make an award (which may be a final award) if it determines, respectively, that (i) any claim(s), counterclaim(s) or part(s) thereof is not reasonably arguable or (ii) no such reasonably arguable defence exists. The Arbitral Tribunal shall exercise its discretion under the Arbitration Act 1996 to adopt a procedure suitable for the determination of a request made under this Clause 31.2.3 consistently with its duty as set out in section 33(2) of the Arbitration Act 1996. As part of the Summary Procedure, the Party requesting the Summary Procedure shall be required to make a written submission as to why any claim(s), counterclaim(s) or part(s) thereof is appropriate for summary determination and every other party to the arbitration shall have the opportunity to submit a written response to such submission. The Parties acknowledge and agree that this Clause 31.2.3 provides for due process and gives each Party adequate opportunity to be heard, and that no Party shall challenge or resist enforcement of an award made pursuant to this Clause 31.2.3 on the basis of a failure of due process or lack of opportunity to be heard, whether under Article V(1)(b) of the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, Section 68(2)(a) of the Arbitration Act 1996 or otherwise.

31.2.4     No Party shall be required to give general discovery of documents but may be required only to produce specific, identified documents or classes of documents which are relevant to the Dispute and material to its outcome.

31.2.5     Each Party agrees that the arbitration agreement set out in this Clause 31.2 and the arbitration agreement contained in each Related Agreement shall together be deemed to be a single arbitration agreement.

31.2.6     Each Party consents to being joined to any arbitration commenced under this Agreement or a Related Agreement on the application of any other Party if the Arbitral Tribunal so allows, and subject to and in accordance with the Rules. Before the constitution of the Arbitral Tribunal, any party to an arbitration commenced pursuant to this Clause 31.2 may effect joinder by serving notice on any party to this Agreement or any Related Agreement whom it seeks to join to the arbitration proceedings, provided that such notice is also sent to all other parties to the Dispute and the LCIA Court within ** of service of the Request for Arbitration.  The joined party will become a claimant or respondent party (as appropriate) to the arbitration proceedings and participate in the arbitrator appointment process in Clause 31.2.1.

31.2.7     An Arbitral Tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any party, consolidate an arbitration hereunder with an arbitration under a Related Agreement if the arbitration proceedings raise common questions of law or fact, and subject to and in accordance with the Rules. For the avoidance of doubt, this Clause 31.2.7 is an agreement in writing by all Parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the Rules.  If an Arbitral Tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to this Clause 31.2.7, the Arbitral Tribunal which shall have the power to order consolidation shall be the Arbitral Tribunal appointed in the arbitration with the earlier Commencement Date under Article 1.4 of the Rules (i.e. the first-filed arbitration). Notice of the

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

consolidation order must be given to any arbitrators already appointed in relation to any of the arbitration(s) which are to be consolidated under the consolidation order, all parties to those arbitration(s) and the LCIA Registrar. Any appointment of an arbitrator in the other arbitrations before the date of the consolidation order will terminate immediately and the arbitrator will be deemed to be discharged.  This termination is without prejudice to the validity of any act done or order made by that arbitrator or by any court in support of that arbitration before that arbitrator's appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision. If this clause operates to exclude a Party's right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so.

31.2.8     To the extent permitted by law, each Party waives any objection, on the basis that a Dispute has been resolved in a manner contemplated by Clauses 31.2.6 to 31.2.7, to the validity and/or enforcement of any arbitral award.

31.2.9     Each Party agrees that any arbitration under this Clause 31.2 shall be confidential to the Parties and the arbitrators and that each Party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other Party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings, save to the extent that disclosure may be requested by a regulatory authority, or required of it by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

31.2.10   The law of this arbitration agreement, including its validity and scope, shall be English law.

31.2.11   This agreement to arbitrate shall be binding upon the Parties, their successors and permitted assigns.

32.        PROCESS AGENT

32.1     Uber irrevocably appoints Herbert Smith Freehills LLP as its agent under this Agreement for service of process and agrees that the process by which any proceedings are commenced in the English courts in support of, or in connection with, an arbitration commenced pursuant to Clause 31.2  (Dispute Resolution) may be served on it by being delivered to ** at Exchange House, 12 Primrose Street, United Kingdom, EC2A 2EG. If such person is not or ceases to be effectively appointed to accept service of process on behalf of Uber,  Uber shall immediately appoint a further person in England to accept service of process on its behalf.

32.2     Each of Yandex and the Company irrevocably appoints Law Debenture Corporate Services Limited as their agent under this Agreement for service of process and agrees that the process by which any proceedings are commenced in the English courts in support of, or in connection with, an arbitration commenced pursuant to Clause 31.2  (Dispute Resolution) may be served on it by being delivered to 5th Floor, 100 Wood Street, London EC2V 7EX, United Kingdom. If such person is not or ceases to be effectively appointed to accept service of process on behalf of Yandex or the Company, then Yandex or the Company shall immediately appoint a further person in England to accept service of process on its behalf.

32.3     Each of the Shareholders and the Company agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings or render service of those proceedings ineffective.

32.4     Nothing in this Clause 32 shall affect the right of any Party to serve process in any other manner permitted by Applicable Law.

THIS AGREEMENT has been duly executed by the Parties (or their duly authorised representatives) and delivered as a DEED on the date specified at the beginning of this Agreement.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

EXECUTION PAGES

EXECUTED as a DEED by	)
YANDEX N.V.	)
a company incorporated in	)	……………………………..……………………
the Netherlands, acting by	)	Authorised Person

_______________________________	)
who, in accordance with the laws of that	)
territory, is acting under the authority of	)
the company in the presence of:	)

Signature of witness		……………………………..……………………

Name of witness
(in BLOCK CAPITALS)		……………………………..……………………

Address of witness		……………………………..……………………
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Occupation of witness		……………………………..……………………

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

EXECUTED as a DEED by	)
NEBEN, LLC, acting in its own capacity and in its	)	By:
capacity as general partner of UBER	)	Name:
INTERNATIONAL C.V., a Dutch-law governed	)	Title:
limited partnership	)

in the presence of:

Signature of witness		……………………………..……………………

Name of witness
(in BLOCK CAPITALS)		……………………………..……………………

Address of witness		……………………………..……………………
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Occupation of witness		……………………………..……………………

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

EXECUTED as a DEED by	)
STICHTING MLU EQUITY INCENTIVE	)
a company incorporated in	)	……………………………..……………………
the Netherlands, acting by	)	Authorised Person

_______________________________	)
who, in accordance with the laws of that	)
territory, is acting under the authority of	)
the company in the presence of:	)

Signature of witness		……………………………..……………………

Name of witness
(in BLOCK CAPITALS)		……………………………..……………………

Address of witness		……………………………..……………………
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Occupation of witness		……………………………..……………………

Execution version

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

EXECUTED as a DEED by	)
MLU B.V.	)
a company incorporated in	)	……………………………..……………………
the Netherlands, acting by	)	Authorised Person

_______________________________	)
who, in accordance with the laws of that	)
territory, is acting under the authority of	)
the company in the presence of:	)

Signature of witness		……………………………..……………………

Name of witness
(in BLOCK CAPITALS)		……………………………..……………………

Address of witness		……………………………..……………………
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Occupation of witness		……………………………..……………………